Exhibit 4.4

Westport Innovations Inc. Information for Shareholders	Annual and Special Meeting of Shareholders:

July 8, 2008

Management Information Circular

Dated June 6, 2008

TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	2
SOLICITATION OF PROXIES	4
VOTING OF COMMON SHARES AND PRINCIPAL HOLDERS OF COMMON SHARES	5
COMPENSATION OF EXECUTIVE OFFICERS	6
PERFORMANCE GRAPH	14
EQUITY COMPENSATION PLAN INFORMATION	15
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	18
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	19
RECEIPT OF 2008 FINANCIAL STATEMENTS	19
ELECTION OF DIRECTORS	19
APPOINTMENT OF AUDITORS	24
APPROVAL OF AMENDMENT TO ARTICLES	24
APPROVAL OF SHARE CONSOLIDATION	26
APPROVAL OF AMENDMENTS TO SECURITY BASED COMPENSATION PLANS	28
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	30
OTHER INFORMATION	40

SCHEDULE “A” BOARD OF DIRECTORS CHARTER

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JULY 8, 2008

TO SHAREHOLDERS OF WESTPORT INNOVATIONS INC.

Notice is hereby given that the Annual and Special Meeting (the “Meeting”) of Shareholders of Westport Innovations Inc. (“Westport”) will be held at the Delta Vancouver Airport Hotel, 3500 Cessna Drive, Richmond, British Columbia on Tuesday, July 8, 2008 at 2:00 p.m. (Pacific time).  The purpose of the Meeting is to consider, and to take action with respect to, the following matters.

1.                                       The receipt of the audited financial statements of Westport for the year ended March 31, 2008, together with the auditors’ report on those statements;

2.                                       The election of directors of Westport for the next year;

3.                                       The appointment of auditors for Westport for the next year and the authorization of the directors to fix their remuneration;

4.                                       The amendment of Westport’s articles to remove the maximum number of directors;

5.                                       The authorizing of Westport’s board of directors to effect the consolidation of the issued common shares of Westport on the basis of one new common share for not less than two and not more than five common shares held immediately prior to the consolidation;

6.                                       The approval of amendments to the Westport stock option plan and share unit plan; and

7.                                       The transaction of such other business as may properly be brought before the Meeting or any adjournment or adjournments of the Meeting.

Shareholders are referred to the accompanying management information circular dated June 6, 2008 (the “Circular”) for more detailed information with respect to the matters to be considered at the Meeting.

Individuals, corporations or other persons directly registered with Computershare Trust Company of Canada (“Computershare”) as shareholders of Westport on June 3, 2008 (“Registered Owners”) may attend the Meeting in person and vote.  Shareholders owning shares through a brokerage firm or in any other manner who are not directly registered with Computershare on June 3, 2008 (“Beneficial Owners”) who wish to attend the Meeting and vote, should enter their own names in the blank space on the instrument of proxy provided to them by their broker (or the broker’s agent), and return that proxy to their broker (or the broker’s agent) in accordance with the instructions provided by their broker (or agent), well in advance of the Meeting.  Registered and Beneficial Owners who do not wish to attend the Meeting or to vote their shares in person may be represented by proxy.  A person appointed as proxyholder does not need to be a shareholder of Westport.  Shareholders who are unable to attend the Meeting in person are requested to date, sign, and return the accompanying registered instrument of proxy (the “Proxy”), or other appropriate form of proxy, in accordance with the instructions set forth in the Circular.  For

Registered Owners, the Proxy, or form of proxy, will not be valid unless it is deposited at the offices of Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, (fax numbers: 1-866-249-7775 toll free North America, or 1-416-263-9524 international) not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the Meeting, or any adjournment thereof.  For Beneficial Owners, the form of proxy can be mailed to Broadridge Financial Solutions, Inc. at the address set forth on their Proxy or, alternatively, a Beneficial Owner can either call their toll-free telephone line to vote, or access their dedicated voting website at www.proxyvotecanada.com.

Only persons registered as holders of common shares on the records of Westport as of the close of business on June 3, 2008, are entitled to receive notice of the Meeting.

Dated as of the 6th day of June, 2008.

By the order of the Board of Directors

(Signed) W. Chipman Johnston

W. Chipman Johnston Corporate Secretary

SOLICITATION OF PROXIES

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Westport Innovations Inc. (“Westport” or the “Corporation”) of proxies to be used at the Annual and Special Meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of Westport.  This Meeting is to be held at the Delta Vancouver Airport Hotel, 3500 Cessna Drive, Richmond, British Columbia on Tuesday, July 8, 2008 at 2:00 p.m. (Pacific time) for the purposes set forth in the accompanying notice of Meeting (the “Notice”).  Solicitation of proxies will be primarily by mail, but may also be by way of telephone, facsimile, or oral communication by the directors, officers, or regular employees of Westport, at no additional compensation to them.  The costs of the solicitation of proxies will be borne by Westport.

Appointment of Proxyholders and Revocation of Proxies

An Instrument of Proxy (the “Proxy”) accompanies this Circular, and the persons named in it are both officers of Westport.  A Shareholder, however, has the right to appoint another person (who does not need to be a Shareholder) to represent him or her at the Meeting.  To exercise this right, a Shareholder should strike out the names on the Proxy and insert the name of his or her appointee in the blank space provided.  Alternatively, a Shareholder may complete a Proxy in an appropriate written form of his or her own choosing (“Alternative Form of Proxy”).  The Proxy or an Alternative Form of Proxy will not be valid unless it is deposited at the offices of Computershare Trust Company of Canada (“Computershare”), Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 (fax numbers: 1-866-249-7775 toll free North America, or 1-416-263-9524 international) not less than forty-eight (48) hours (excluding Saturdays, Sundays, and holidays) before the time of the Meeting or any adjournment of the Meeting.

A Shareholder who has submitted a Proxy or Alternative Form of Proxy may revoke it by means of a written document signed by the Shareholder or by his or her duly authorized attorney, or if the Shareholder is a corporation, by a duly authorized officer or officers or attorney of such corporation.  The document must be deposited either: (i) at the registered office of Westport (being 4500 Bankers Hall East, 855 - 2nd Street S.W., Calgary, Alberta T2P 4K7) at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting at which the Proxy or Alternative Form of Proxy is to be used; or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment of the Meeting.  In addition, a Proxy or Alternative Form of Proxy may be revoked: (i) by the Shareholder personally attending at the Meeting and voting the securities represented by the Proxy, or if the Shareholder is a corporation by a duly authorized officer or officers or attorney of such corporation attending at the Meeting and voting the securities; or (ii) in any other manner permitted by law.

Exercise of Discretion by Proxyholders

The persons named in the Proxy will vote or withhold from voting the Common Shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the direction of the Shareholder appointing them.  In the absence of such specification, the Proxyholder shall be deemed to have been granted the authority to vote the relevant Common Shares FOR: (i) the election of the directors, as set forth in this Circular; (ii) the appointment of auditors, as set forth in this Circular, at such remuneration as may be determined by the board of directors of Westport (the “Board of Directors”); (iii) the amendment of Westport’s articles to remove the maximum number of directors, as set forth in this Circular; (iv) the share consolidation, as set forth in this Circular; and (v) the amendment of the Westport stock option plan and share unit plan, as set forth in this Circular.  The Proxy also confers discretionary authority upon the persons named in the Proxy with respect to amendments to, or variations of, the matters identified in the Notice and with respect to other matters that may properly be brought before the Meeting.  As of the date of this Circular, the management of Westport knows of no such amendment, variation, or other matter to come before the Meeting other than the matters referred to in the Notice.

Signing of Proxy

A Proxy signed by a person acting as an attorney or in some other representative capacity (including a representative of a corporate Shareholder) should indicate his or her capacity (following his or her signature) and should provide the appropriate documentation confirming qualification and authority to act (unless such documentation has previously been filed with Westport or Computershare).

VOTING OF COMMON SHARES AND PRINCIPAL HOLDERS OF COMMON SHARES

Voting of Common Shares - General

As at June 3, 2008, there were 96,140,970 Common Shares issued and outstanding, each of which carries the right to one vote at meetings of Shareholders.  Only persons registered as Shareholders on the books of Westport maintained by Computershare (“Registered Shareholders”) as of the close of business on June 3, 2008 (the “Record Date”) are entitled to receive notice and to vote at the Meeting.  Shareholders who do not hold Common Shares in their own name on the records of Westport are not entitled to receive notice of the Meeting or to vote in respect of such shares at the Meeting, and should refer to the section entitled “Advice to Beneficial Holders of Common Shares” immediately below for details regarding how they may exercise voting rights.  Any person who acquires Common Shares from a Shareholder after the Record Date may vote those Common Shares if, not later than 10 days prior to the Meeting, that person makes a request in a satisfactory written form to Computershare to have his or her name included as a Registered Shareholder on the list of Shareholders for the Meeting and establishes that he or she owns such Common Shares.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance as most Shareholders do not hold Common Shares in their own name.  Shareholders who do not hold Common Shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of Westport as the registered holders of Common Shares can be recognized and acted upon at the Meeting.  If the Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those shares will not be registered in the Shareholder’s own name on the records of Westport.  Such Common Shares will more likely be registered in the name of the Shareholder’s broker or an agent of that broker.  In Canada, the vast majority of these shares are registered in the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms).  Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting Common Shares for the broker’s clients.  Therefore, Beneficial Shareholders cannot be recognized at the Meeting for purposes of voting their Common Shares in person or by way of proxy unless their brokers or agents are given specific instructions.  If you are a Beneficial Shareholder and wish to vote in person at the Meeting, please contact your broker or agent well in advance of the Meeting to determine how you can do so.

Applicable regulatory policy requires brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings.  Every brokerage has its own mailing procedures and provides its own return instructions to its clients, which should be carefully followed by Beneficial Shareholders if they wish to ensure that their Common Shares are voted at the Meeting.  In certain cases, the form of proxy supplied to a Beneficial Shareholder by his or her broker (or the agent of the broker) is identical to the Proxy provided to Registered Shareholders.  However, its purpose is limited to instructing the Registered Shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of Canadian brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”).  Broadridge typically prepares a machine-readable voting instruction form, mails that form to Beneficial Shareholders and asks them to return the instruction forms to Broadridge.  Alternatively, Beneficial Shareholders can either call Broadridge’s toll-free telephone line or access Broadridge’s dedicated voting website at www.proxyvotecanada.com to deliver their voting instructions.  Broadridge then tabulates the results of all instructions received and provides instructions respecting the voting of Common Shares to be represented at the Meeting.  A Beneficial Shareholder receiving a voting instruction form from Broadridge cannot use that form to vote Common Shares directly at the Meeting – voting instructions must be provided to Broadridge (in accordance with the instructions set forth on the Broadridge form) well in advance of the Meeting in order to have the Common Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his or her broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the Registered Shareholder and vote the Common Shares in that capacity.  Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as Proxyholder for the Registered Shareholder should enter their own names in the blank space on the Proxy and return the Proxy to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent) well in advance of the Meeting.

Principal Holders of Common Shares

Mr. Thomas Boone Pickens maintains direct or indirect control or direction over 11,438,299 Common Shares, 11.90% of the issued and outstanding Common Shares.

To the knowledge of the directors and senior officers of the Corporation, as of the effective date of this Circular, there are no other persons who beneficially owned or exercised control or direction over more than 10% of the outstanding Common Shares.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the total compensation paid, during each of the last three financial years, to Westport’s Chief Executive Officer, Chief Financial Officer, and the other three executive officers who had the highest aggregate remuneration (collectively, the “Named Executive Officers”), determined on the basis of base salary and bonuses paid during the financial year ended March 31, 2008.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Under Share Units Granted(1)	Securities Under Options Granted(2)	Securities Under Share Units Granted(1)	All Other Compensation(3)
		($)	($)	(#)	(#)	(#)	($)
David Demers Chief Executive Officer	2008 2007 2006	400,000 394,792 372,917	107,500 93,750 75,000	57,796 89,286 75,000	— — 330,491	273,177 213,777 169,700	— — —

Michael Gallagher President and Chief Operating Officer	2008 2007 2006	375,000 369,792 348,875	100,781 78,750 65,609	54,183 75,000 43,450	— — 301,088	256,104 182,898 154,600	17,019 15,222 17,104

Elaine Wong Chief Financial Officer and Executive Vice President, Finance	2008 2007 2006	227,500 206,471 174,167	59,125 35,000 31,484	31,788 33,334 20,851	— 75,000 105,079	150,248 66,507 53,957	5,932 4,980 3,504

Nicholas Sonntag, Executive Vice President, Corporate Development(4)	2008 2007 2006	325,000 189,583 —	12,682 — —	6,818 — —	— 90,000 75,000	121,038 — —	110,709 153,043 —

Melih Ogmen Vice President, Heavy Duty Operations(5)	2008 2007 2006	210,000 — —	— — —	— — —	30,000 — —	60,000 — —	17,875 — —

Notes:

(1)                                  The numbers disclosed in these columns represent the aggregate share units issued to each Executive Officer, during each fiscal year, pursuant to the Westport share unit plans approved by Shareholders in September 2003 (the “2003 Unit Plan”) and the amended version of the 2003 Unit Plan approved by the Shareholders in July 2006 (as amended, the “2006 Unit Plan”).  The units granted for performance compensation are granted subsequent to the fiscal year for which the compensation applies, and therefore reflect compensation for performance in the fiscal year prior to the year of issuance.  Share units under the Annual Compensation column are granted as part of the annual incentive bonus for the Named Executive Officers (and are not subject to vesting provisions). Share units listed under the Long Term Compensation column were granted to Mr. Demers, Dr. Gallagher and Ms. Wong as part of Westport’s long-term incentive program. Share units listed under the Long Term Compensation column were granted to Messrs. Sonntag, and Ogmen as part of Westport’s long-term incentive program and as a separate one-time retention grant. 2008 Long-term incentive program grants vest only on the achievement of profitability milestones approved by the Board of Directors, while the one-time retention grants are subject to vesting over a three-year period starting in fiscal year 2011. Each vested share unit entitles the Named Executive Officers to receive one Common Share without payment of any additional consideration at any time after the date of vesting and prior to the expiry date. During the fiscal year ended March 31, 2008, all of the units granted under annual compensation and all of the units granted under Long Term Compensation as part of the long term incentive program occurred on June 4, 2007, when the previous day’s closing price was $1.86. All of the units granted as part of the one time retention grant occurred on March 28, 2008, when the previous day’s closing price was $3.06.  During the fiscal year ended March 31, 2007, all of the units granted under annual compensation occurred on April 28, 2006, when the previous day’s closing price was $1.05, and all of the units granted under Long Term Compensation occurred on July 20, 2006, when the previous day’s closing price was $0.97. During the fiscal year ended March 31, 2006, all of the units granted to the Named Executive Officers occurred on May 26, 2005 when the previous day’s closing price was $1.51.

(2)                                The numbers disclosed in these columns represent the aggregate options issued to each Named Executive Officer, during each fiscal year pursuant to the Westport stock option plan approved by Shareholders in September, 2003 (the “Stock Option Plan”).  During the fiscal year ended March 31, 2008, stock options which were granted to Mr. Ogmen occurred on May 17, 2007, when the previous day’s closing price was $1.91.  During the fiscal year ended March 31, 2007, stock options which were granted to Ms. Wong and Mr. Sonntag occurred on September 29, 2006, when the previous day’s closing price was $1.22.  During the fiscal year ended March 31, 2006, stock options granted to the Mr. Demers, Dr. Gallagher and Ms. Wong occurred on May 26, 2005, when the previous day’s closing price was $1.51, and stock options granted to Mr. Sonntag as part of his consulting contract occurred on March 30, 2006, when the previous day’s closing price was $0.92.

(3)                                The column entitled “All Other Compensation” includes employer contributions to RRSP or Employee Share Purchase programs.  These are voluntary participation programs where the employer matches employee contributions up to a maximum 5% of base salary per pay period.  Other compensation for Mr. Sonntag during the fiscal year ended March 31, 2008 includes $61,209 in taxable assignment benefits, $39,750 in bonus related to his consulting contract in 2006, and $9,750 in RRSP employer contributions, and during the fiscal year ended March 31, 2007 includes $26,418 in taxable assignment benefits, $1,625 in RRSP employer contributions and $125,000 in consulting fees. Other compensation for Dr. Ogmen during the fiscal year ended March 31, 2008 includes a $10,000 employment signing bonus and $7,875 in RRSP employer contributions.  Perquisites and employee program benefits (medical, life and disability insurance) received in 2006, 2007 or 2008 did not exceed the lesser of $50,000 and 10% of the total annual salary and bonuses for any of the Named Executive Officers in any of those years and are therefore not reported in the table.

(4)                                Mr. Sonntag completed a consulting contract in fiscal year 2007 and was hired as President, Asia Business Unit in September 2006.  All compensation related to Mr. Sonntag’s consulting contract is reported in the All Other Compensation column.

(5)                                Dr. Ogmen joined Westport on April 1, 2007.

The aggregate cash compensation earned by the Corporation’s five highest officers and/or employees during the financial year ended March 31, 2008 was $2,035,216.  The aggregate cash compensation earned by the Corporation’s Named Executive Officers during the financial year ended March 31, 2008 was $1,969,123.

Westport does not currently have a stock appreciation rights plan for its employees.

Option and Share Unit Grants During the Year Ended March 31, 2008

Stock options and share units granted to the Executive Officers during the fiscal year ended March 31, 2008 were as follows.

	Common Shares Under Securities Granted (#) (1)		% of Total Options/Share Units Granted in		Exercise Price Options/ Share		Market Value of Common Shares Underlying Options/Share Units on Date of		Expiry Date Options/Share
Name	Options/Share Units		Fiscal Year		Units		Grant		Units

David Demers	57,796 273,177	(3) (3)	17.1	%(3)	—		$ $	1.86 1.86	June 4, 2015 June 4, 2015

Michael Gallagher	54,183 256,104	(3) (3)	16.0	%(3)	—		$ $	1.86 1.86	June 4, 2015 June 4, 2015

Elaine Wong	31,788 150,248	(3) (3)	9.4	%(3)	—		$ $	1.86 1.86	June 4, 2015 June 4, 2015

Nicholas Sonntag	6,818 61,038 60,000	(3) (3) (3)	6.6	%(3)	—		$ $ $	1.86 1.86 3.06	June 4, 2015 June 4, 2015 March 28, 2016

Melih Ogmen	30,000 60,000	(2) (3)	12.0 3.1	%(2) %(3)	$1.91	(2)	$ $	1.91 3.06	May 17, 2015 March 28, 2016

Notes:

(1)                                  For a detailed description of the terms of the options and share units, please see “Equity Compensation Plan Information”.

(2)                                  Options.

(3)                                  Share units.

Aggregated Option and Share Unit Exercises During the Year Ended March 31, 2008 and Financial Year-End Option and Performance Share Unit Values

The following table sets forth certain information respecting the numbers and accrued value of unexercised stock options and share units as at March 31, 2008, as well as options and share units exercised by the Named Executive Officers during the fiscal year ended March 31, 2008.

	Securities Acquired on Exercise Options/Share		Aggregate Value Realized at Exercise Date Options/Share		Unexercised Options/Share Units as at March 31, 2008 (#)				Value of Unexercised In-the-Money Options/Share Units as at March 31, 2008(1) ($)
	Units (#)		Units ($)		Exercisable		Unexercisable		Exercisable		Unexercisable

David Demers	—		—		168,671 781,886	(2) (3)	330,491 308,805	(2) (3)	178,242 2,384,752	(2) (3)	508,956 941,855	(2) (3)

Michael Gallagher	54,183	(3)	$96,988	(3)	183,420 445,921	(2) (3)	301,088 286,587	(2) (3)	177,824 1,360,059	(2) (3)	463,676 874,090	(2) (3)

Elaine Wong	25,000	(3)	$66,000	(3)	81,479 159,499	(2) (3)	155,079 161,331	(2) (3)	94,696 486,472	(2) (3)	253,322 492,060	(2) (3)

Nicholas Sonntag	—		—		105,000 6,818	(2) (3)	60,000 121,038	(2) (3)	214,650 20,795	(2) (3)	109,800 369,166	(2) (3)

Melih Ogmen	—		—		—		30,000 60,000	(2) (3)	— —	(2) (3)	34,200 183,000	(2) (3)

Notes:

(1)                                The value of the unexercised “in-the-money” options has been determined by subtracting the exercise price of the options from the closing price of the Common Shares on March 31, 2008 of $3.05, as reported by the TSX, and multiplying by the number of Common Shares that may be acquired upon the exercise of the options.  The value of the unexercised share units has been determined by multiplying $3.05 (the March 31, 2008 closing price) by the number of Common Shares that may be acquired upon the exercise of the share units.

(2)                                Options.

(3)                                Share units.

Report on Executive Compensation

The Human Resources and Compensation Committee of the Board of Directors (the “Human Resources and Compensation Committee”) supports the Board of Directors in its oversight responsibilities related to executive compensation. In doing so, the Human Resources and Compensation Committee is responsible for, among other things, administering Westport’s executive compensation program and long-term incentive plans, and for advising and reviewing on employee incentive and benefit programs for appropriateness.   The Human Resources and Compensation Committee is also responsible for evaluating the Chief Executive Officer succession planning process and working with the Board of Directors on setting the authority and accountability of the Chief Executive Officer, and for establishing the corporate objectives which the Chief Executive Office is responsible for meeting together with the metrics to measure the Chief Executives Officer’s performance.  The Human Resources and Compensation Committee is additionally responsible for bringing the compensation of the Chief Executive Officer and the senior management team to the Board of Directors for approval.  The Human Resources and

Compensation Committee regularly seeks the advice and recommendations of Westport’s Chief Executive Officer and President and Chief Operating Officer with respect to the compensation of executive officers.

The Human Resources and Compensation Committee reviews on an annual basis the Corporation’s executive compensation program with the assistance of third party consultants, if deemed advisable or necessary, to ensure the continued validity of the general approaches presently undertaken.  In 2006, the Human Resources and Compensation Committee conducted a comprehensive review of the Westport executive compensation program with the assistance of independent outside consultants Roger Gurr and Associates.  Roger Gurr and Associates was paid a fee of $61,119 for the foregoing services.  As a result of this process, the committee approved a revised executive total compensation program on November 17, 2006 to govern the executive compensation going forward.  This revised program is described below and has formed the basis of the Corporation’s compensation policy since its implementation.

In 2007, Roger Gurr and Associates was again engaged by the Human Resources and Compensation Committee to conduct a benchmark review of the Westport executive base salaries and salary ranges.  They were asked to utilize the same methodology and comparator groups that were established in 2006 to provide and updated data set and related observations.   As a result of this process, the committee confirmed that the executive salary ranges were appropriate and no salary increases were provided to the Chief Executive Officer or the President and Chief Operating Officer in fiscal your 2008.  Roger Gurr and Associates was paid a fee of $6,572 for the foregoing services.

Executive Compensation Review

The Human Resources and Compensation Committee believes that a substantial portion of annual executive compensation should be performance driven and received only when Westport meets targeted goals approved by the Human Resources and Compensation Committee, or when the executive is a substantial factor in the success of major projects that benefit Westport.   This approach provides an even balancing of a large number of interests that should be considered when dealing with matters of executive compensation.

Westport’s compensation philosophy involves a performance-based compensation and reward structure that:

•                  Has a significant portion of compensation that is performance based. The compensation programs are designed to provide higher rewards for increased success and outstanding performance thereby motivating and assisting in the retention of outstanding people.  Compensation will be aligned with the performance of the Corporation (on both a short-term and long-term basis) and individual areas of responsibility.  Westport’s compensation philosophy strives to provide management with a clear and common understanding of the Corporation’s objectives and the rewards for achievement of objectives.

•                  Aligns the interest of executive and senior management with those of the shareholders.  The compensation programs are designed to reward objectives that create shareholder value – profitability, operating cash flows, revenue growth, and stock performance.   This is achieved by linking the payout of annual bonus and long term incentives to specific performance metrics for profitability and cash management within the annual operating and strategic business plans.

•                  Provides competitive compensation.  The compensation programs are designed to attract, retain and motivate high caliber executives and senior management and to achieve annual and strategic objectives that build shareholder value.  The programs are designed to encourage and incentivize strong corporate performance (financial and non financial) and individual performance. Actual compensation results are intended to be competitive with comparator industry companies.

In order to retain, motivate and attract high caliber executives and senior management, Westport’s executive compensation plan has historically consisted of three principal components:

•                  base salary,

•                  annual incentive program, and

•                  long-term annual incentive program.

The programs are designed to provide total compensation near the median level of total compensation for comparator group companies, with third quartile compensation achievable with exceptional performance. It also strives to balance short-term and long-term rewards to encourage the long-term enhancement of shareholder value. The Human Resources and Compensation Committee retains the right to design guidelines and policies relating to vesting provisions.

Base Salary

•                  The Human Resources and Compensation Committee provides recommendations to the Board of Directors with respect to salary guidelines for the executive management team.

•                  Chief Executive Officer and the President and Chief Operating Officer base salaries are recommended to the Board of Directors by the Human Resources and Compensation Committee, based on proposals made by the Chairman of the Board of Directors.

•                  The base salaries for the other senior officers are at the discretion of the Chief Executive Officer and President and Chief Operating Officer and reviewed by the Human Resources and Compensation Committee.

•                  Based on the recommendation of third party consultants, salary ranges are based on two comparator groups (each, a “Comparator Group”) – a Canadian Industrial Technology group and a US Alternative Power & Energy Technology group which are used as a guideline in setting bases salaries for the executive officers.  Base salaries are set to maintain attractiveness with the Comparator Group.  In addition to Comparator Group levels for comparable positions, increases in base salary are based upon an evaluation of such factors as level of responsibility, individual performance, and contributions to the Corporation, as well as the expected market value of senior executives based on executive experience and qualifications.

Annual Incentive Program

•                  Following a review with third party consultants of the annual bonus practices of the Comparator Group, the Board of Directors, based on a recommendation of the Human Resources and Compensation Committee, determined that annual bonus opportunities for executive management will be set to maintain Comparator Group attractiveness and be based on achieving performance metrics around corporate and individual areas of responsibility.

•                  Annual bonus performance metrics of consolidated net profitability, operating profitability, operating cash flows, and revenue growth will be used with operating profitability metric being weighted the highest in terms of priority achievement for the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. Incentive awards may range from a 0.0 to 2.0 performance factor, with the payout for the target performance factor of 1.0 being 50% of annual salary.

•                  All other executive officers will have their performance metrics and performance factor scales set both per each individual area of the business responsibility (financial and strategic metrics) and at the consolidated performance metric level. Incentive awards may range from a 0.0 to 2.0 performance factor, with the payout for the target performance factor of 1.0 ranging from 25-40% of annual salary.

•                  The Board of Directors always reserves the right to award bonuses at its discretion.

•                  Bonus awards are generally designed to be aligned to shareholder interests as they will be provided in a combination of cash and share units as determined by the Human Resources and Compensation Committee.

Long-Term Incentive Program

Long-term incentive awards are made annually each fiscal year, and are designed to reinforce the connection between executive officer compensation and Westport’s financial performance, by motivating and rewarding participants for improving long term financial strength and enhancing shareholder value.

A three-year Long-Term Incentive plan (“LTI plan”) was approved November 17, 2006 by the Board of Directors in which Restricted Share Units (“RSUs”) reserved under Westport’s 2006 Unit Plan are granted to participating executives and selected employee members upon the achievement of performance metrics established for the 2007 through 2009 period.  These performance metrics include profitability, revenue growth and stock price appreciation.  The three-year LTI plan has an annual targeted RSU pool size of 800,000 RSUs and awards may range from a 0.0 to 2.0 performance factor in the event the set performance metrics are either exceeded or not satisfied.  The new LTI plan also has established vesting provisions for any RSUs granted under the program. RSUs granted under the LTI plan during the fiscal year ended March 31, 2008 vest on profitability targets.

Minimum Share Ownership Guidelines

(i)                                     Westport directors are required to hold a minimum value of Common Shares or share units of the Corporation equal to their annual retainer, to be acquired over a five-year period;

(ii)                                  each of Westport’s executive officers is required to hold a minimum value of Common Shares or share units  or options of the Corporation equal to his or her annual salary, to be acquired over a five-year period;

Employment Agreements – Termination and Change of Control

All of Westport’s Named Executive Officers have entered into employment agreements with Westport that have indefinite terms.  Pursuant to the terms of each employment agreement, each executive officer is entitled to an annual base salary, annual or discretionary incentive bonuses and long term incentives through the granting from time to time of stock options and share units pursuant to Westport’s equity based compensation plans.

Pursuant to the terms of the above-described employment agreements, in the event of termination of an executive’s employment by Westport without cause, each of the Named Executive Officers is entitled to an amount ranging from twelve to twenty-four months salary and benefits, may be entitled to annual or incentive bonuses, and may be entitled to immediate vesting of all unvested stock options and share units previously granted to the Named Executive Officer.

Mr. Demers and Dr. Gallagher are entitled to an amount of twenty-four months of salary, benefits and annual or incentive bonuses, and the immediate vesting of all unvested stock options and share units previously granted to them in the event of such termination.

Ms. Wong is entitled to an amount of twelve months of salary and benefits plus one month of additional salary and benefits for every year of service as an executive to a maximum of eighteen months of salary, benefits and annual or incentive bonuses, and the immediate vesting of all unvested stock options and share units previously granted to her in the event of such termination.

Mr. Sonntag is entitled to an amount of twelve months of salary and benefits in his first year of service, an amount of eighteen months of salary and benefits in his second year of service, an amount of twenty-four months of salary and benefits after his second complete year of service, and, in any year, the immediate vesting of all unvested stock options and share units previously granted to him in the event of such termination.

Dr. Ogmen is entitled to an amount of twelve months of salary and benefits in the event of such termination.

Mr. Demers, Dr. Gallagher and Ms. Wong each have change of control provisions in their respective employment agreements that provide that if they are terminated following a change of control, or should they resign following a change of control, they are entitled to an amount equal to not less than two years of salary, benefits and annual or incentive bonuses, and to the immediate vesting of all unvested stock options and share units previously granted to them.

Mr. Sonntag has a change of control provision in his employment agreement that provides that if he is terminated following a change of control, he is entitled to an amount not less than two years of salary, benefits and annual or incentive bonuses, and to the immediate vesting of all unvested stock options and share units previously granted to him.

For the purpose of the above, a change of control is defined to have occurred upon the happening of any of the following: (i) the acquisition, by whatever means, by an entity of ownership or control of more than 30% of the Common Shares; (ii) the amalgamation, consolidation, or merger with any other company resulting in Westport owning less than 50% of the outstanding shares after such reorganization; (iii) the sale of all or substantially all of the assets of Westport; (iv) approval by the Shareholders of Westport of the liquidation, dissolution or winding-up of Westport; or (v) the majority of the members of the Board of Directors elected at a meeting of Shareholders not being management nominees.

Composition of Compensation Committee

The members of the Human Resources and Compensation Committee for the fiscal year ended March 31, 2008 were Henry F. Bauermeister, (Chair), Dr. Dezsö Horváth and John Beaulieu.  Mr. Kenneth Socha, a former member of the Human Resources and Compensation Committee, resigned as a member of the Board of Directors on July 26, 2007.

Submitted by the Human Resources and Compensation Committee:

Henry F. Bauermeister (Chair)

John Beaulieu

Dr. Dezsö Horváth

PERFORMANCE GRAPH

The Common Shares have been listed and posted for trading on the Toronto Stock Exchange (the “TSX”), under the trading symbol “WPT” since June 30, 1999.  Prior to that time they were traded on The Alberta Stock Exchange.  The following graph and table is a reporting requirement under Canadian securities laws, and compares the change in the cumulative total Shareholder return on the Common Shares over the period from March 31, 2003 to March 31, 2008 (assuming a $100 investment was made on March 31, 2003 at the closing price of the Common Shares on that date), with the cumulative total return of the S&P/TSX Composite Index over the same period, assuming reinvestment of dividends.

Cumulative Total Shareholder Return on $100 Invested in

Common Shares on March 31, 2008

		March 31, 2003	March 31, 2004	March 31, 2005	March 31, 2006	March 31, 2007	March 31, 2008
♦	S&P/TSX Composite Index	$100	$137.73	$156.92	$201.53	$224.56	$233.55
■	Westport	$100	$148.32	$120.13	$63.09	$105.37	$204.70

EQUITY COMPENSATION PLAN INFORMATION

Summary

The following table sets forth, as at March 31, 2008, the compensation plans of Westport under which Common Shares are authorized for issuance.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders
Stock Option Plan(1)	4,186,845	$1.92	365,115
2001 Performance Unit Plan(2)	40,000	—	—
2006 Unit Plan(3) (4)	3,750,468	—	2,630,987
Equity compensation plans not approved by security holders (5) (6)	138,452	$4.04	—
Total	8,115,765	$1.99	2,996,102

Notes:

(1)                                  The options outstanding under the Stock Option Plan were held as follows: 35.1% or 1,469,557 by employees, 50.0% or 2,093,670 by officers, 5.6% or 235,000 by directors who were not also officers, and 9.3% or 388,618 by consultants.

(2)                                  The units outstanding under the 2001 Performance Unit Plan were held as follows: 100% or 40,000 by officers.

(3)                                  Effective as of July, 2006 the 2003 Unit Plan was amended and is now referenced as the “2006 Unit Plan”.  See “Share Unit Plans” below.

(4)                                  The units outstanding under the 2006 Unit Plan were held as follows: 88.5% or 3,317,383 by officers and 11.5% or 433,085 by employees.

(5)                                  In January 2003, as part of a negotiated initial employment arrangement, Westport granted options to acquire up to 50,000 Common Shares to Dr. Gallagher with an exercise price per Common Share of $2.61, being the market value of the Common Shares on the date of grant of the options.  These options expire on January 6, 2011 and vest over a two year period (1/3 upon grant and 1/3 on each of the anniversary dates of the date of grant).

(6)                                  Mr. Guff Muench, former President of Cummins Westport Inc., has options to acquire up to 88,452 Common Shares at a weighted average exercise price of $4.85.  The options were granted to Mr. Muench at a time when he was President of Cummins Westport Inc.

Westport currently has in place two active equity based compensation plans, the Stock Option Plan and the 2006 Unit Plan, both of which are described in more detail below.

Stock Option Plan

On July 22, 2003, the Board of Directors adopted the Stock Option Plan, which stipulated that the maximum number of Common Shares issuable under it would not exceed 7,050,000 Common Shares (or 7.3% of the currently issued and outstanding Common Shares).  The Stock Option Plan was approved by Shareholders at the Annual and Special Meeting of Westport held on September 3, 2003.

The Stock Option Plan authorizes the Board of Directors to issue options to directors, officers, employees, and providers of services to Westport or Westport’s subsidiaries.  The number of Common Shares reserved for issuance to Westport insiders cannot exceed 10% of the outstanding Common Shares, and Common Shares issued to any one insider within a one-year period cannot exceed 3% of the outstanding Common Shares.  Additionally, the number of Common Shares reserved for issuance to insiders under the Stock Option Plan and any other share compensation arrangement of the Corporation shall not exceed 10% of the total number of issued and outstanding Common Shares.  Options issued pursuant to the Stock Option Plan must have an exercise price not less than the closing price of the shares on the TSX on the day prior to the day of grant.  The period during which an option may be exercised shall be determined by the Board of Directors at the time the option is granted, subject to any vesting limitations which may be imposed by the Board of Directors at the time such option is granted, provided that no option shall be exercisable for a period exceeding eight years from the date the option is granted.

The options granted under the Stock Option Plan expire on the earlier of the date of the expiration of the set option period and 90 days after the date a holder ceases to hold the position or positions of director, officer, employee, or service provider of Westport or its subsidiaries, as the case may be (provided that such option holder has ceased to be a director, officer, employee, or provider of services for a reason other than cause, death, permanent disability, or normal retirement).  In the event of the death or permanent disability of a holder, any option previously granted to him or her shall be exercisable until the end of the option period noted above, or until the expiration of 12 months after the date of death or permanent disability of such option holder, whichever is earlier.  In the event an optionholder ceases to be a director, officer, employee, or service provider for cause, any option previously granted to him or her shall immediately expire and terminate.  In the event of a sale by Westport of all or substantially all of its assets or in the event of a change in control of Westport, each holder shall be entitled to exercise, in whole or in part, the options granted to such holder, either during the term of the option or within 90 days after the date of the sale or change of control, whichever first occurs.  Options are non-assignable, although they contain provisions permitting the legal personal representative of an optionee, for a period of 12 months, to exercise the option in the event of the death of the optionee.  The Board of Directors may amend or revise the terms of the Stock Option Plan, subject to receipt of all necessary regulatory and Shareholder approvals.  Any amendment to the Stock Option Plan must be approved by a majority of votes cast at a meeting of the Shareholders.

As at March 31, 2008, an aggregate of 4,186,845 options were outstanding under the Stock Option Plan, representing approximately 4.4% of the issued and outstanding Common Shares, and as at June 3, 2008, an aggregate of 4,004,223 such options were outstanding, representing approximately 4.2% of the issued and outstanding Common Shares, with 366,252 Common Shares remaining available for issuance in connection with new options grants under the Stock Option Plan.

Share Unit Plans

A performance share unit granted pursuant to the Corporation’s Performance Share Unit Plan entitles the holder, subject to the terms and conditions of the plan and the holder’s unit agreement, to receive one fully paid Common Share.

In 2001, Shareholders approved the 2001 Performance Unit Plan.  A maximum of 1,500,000 shares were issuable pursuant to the 2001 Performance Unit Plan and as at March 31, 2008, an aggregate of 40,000 performance units were outstanding under the 2001 Performance Unit Plan, representing 0.04% of the issued and outstanding Common Shares (2.7% of the total shares issuable under such plan).  No further units will be issued under the 2001 Performance Plan.

In September 2003, Shareholders approved the 2003 Unit Plan to replace the 2001 Performance Unit Plan.  The primary objective of the 2003 Unit Plan when implemented was to conserve cash reserves by using equity to pay part of the annual and other incentives to Westport’s officers, employees, and directors (including those of Westport’s subsidiaries).  Specifically, the 2003 Unit Plan was used to issue performance share units to: (i) recognize contributions made by employees or contractors in accordance with Westport’s existing bonus plans and compensation; (ii) serve in lieu of cash payments to Westport’s directors in respect of annual retainers; (iii) enable Westport to attract key employees by issuing performance units as signing bonuses; (iv) enable Westport to settle contractual amounts payable as a result of termination or statutory severance payments owing to employees; or (v) enable Westport to issue units in lieu of cash payments for selected consulting or contract services.

The aggregate number of Common Shares initially reserved for issuance under the 2003 Unit Plan was limited to 2,500,000.  At the 2006 Annual and Special Meeting of the Corporation, a resolution was approved to amend the 2003 Unit Plan to increase the number of Common Shares reserved for issuance thereunder.  The Board of Directors determined that an additional 5,000,000 Common Shares be reserved for issuance under the 2003 Unit Plan and the fixed maximum number of Common Shares reserved under the Unit Plan be amended accordingly, resulting in a maximum of 7,500,000 Common Shares being reserved for issuance under the 2006 Unit Plan, being 7.8% of the currently issued and outstanding Common Shares.  The Board of Directors additionally approved and recommended a number of amendments to the 2003 Unit Plan to incorporate certain recommendations made by Institutional Shareholder Services, Inc.  The significant amendments to the 2003 Unit Plan were approved by Shareholders at the Corporation’s 2006 Annual and Special Meeting with the amended plan being referred to as the “2006 Unit Plan”.  The current terms of the 2006 Unit Plan provide that (i) units may not be granted to satisfy retainers payable to directors of Westport or in lieu of cash payments; (ii) units may not be granted for selected consulting or contract services; and (iii) the number of Common Shares reserved for issuance to insiders under the 2003 Unit Plan, and all other options for Common Shares granted to insiders as compensation or incentive may exceed 10% of the outstanding Common Shares, provided that the number of Common Shares issued to insiders under the 2006 Unit Plan or any other share compensation arrangement shall not exceed 10% of the outstanding Common Shares within any one-year period. Additionally, amendments to the 2006 Unit Plan are being proposed for approval by the Shareholders at the Meeting which provide that the number of Common Shares reserved for issuance to Westport insiders pursuant to the 2006 Unit Plan and all other equity compensation plans cannot exceed 10% of the total number of issued and outstanding Common Shares.

The Board of Directors has the discretion to select the participants to the 2006 Unit Plan, grant the units and impose such restrictions, vesting periods and provisions, and other conditions on the units as it determines. The 2006 Unit Plan also stipulates that: (i) the number of Common Shares issued to any one insider and such insider’s associates (as that term is defined by the Securities Act (British Columbia)) under the 2006 Unit Plan or any other Westport share compensation arrangement, within a one year period, shall not exceed 3% of the outstanding Common Shares; and (ii) the number of Common Shares that may be issued under the 2006 Unit Plan to the directors of Westport (other than directors who are also officers) will not exceed 200,000 Common Shares in the aggregate.  The Board of Directors may amend or revise the terms of the 2006 Unit Plan, subject to receipt of all necessary approvals, provided that no such amendment or revision shall materially adversely affect the rights of any participant under the plan.

The units under the 2006 Unit Plan expire on the date of the expiration of the set expiration period as set by the Board of Directors, provided that no unit shall be exercisable for a period exceeding ten years from the grant date.  Units or any rights or interest of a holder under the 2006 Unit Plan may be assigned, encumbered or transferred to the extent that certain rights may pass to a beneficiary or legal representative upon the death of the holder by will or by the laws of succession and distribution. Units or any rights or interest of a holder under the 2006 Unit Plan may also be assigned to the extent permitted by law.

As at March 31, 2008, an aggregate of 3,750,468 units were outstanding under the 2006 Unit Plan, representing 3.9% of the issued and outstanding Common Shares, and as at June 3, 2008, an aggregate of 3,750,468 units were outstanding, representing 3.9% of the issued and outstanding Common Shares.  As at June 3, 2008, 2,630,987 Common Shares remain available for issuance in connection with new unit grants under the 2006 Unit Plan.

Amendments to Security Based Compensation Plans

The terms of the Stock Option Plan and 2006 Unit Plan do not reflect recent policy changes of the TSX, nor emerging practices and limitations on management that are typically being adopted in new equity compensation plans. On June 6, 2006, the TSX published a Staff Notice updating previously issued guidance on amendment procedures for share option and share unit plans and extending the option and unit expiry date during a blackout period.

As a part of Westport’s corporate governance practices and trading policies, the Corporation imposes certain self-imposed periods, from time to time, where insiders and employees are restricted from trading Westport securities. These restricted trading periods are commonly referred to as “blackout periods”. The TSX’s Staff Notice acknowledges that insiders and employees of issuers should not be disadvantaged by not being permitted to exercise their options before they expire during a blackout period, and the TSX now allows issuers to amend their share option and share unit plans to extend the expiration date of options that will expire during or soon after such blackout period for a fixed number of days after the end of a blackout period. As a result, the Corporation is seeking Shareholder approval at the Meeting for these amendments to the Stock Option Plan and 2006 Unit Plan.  If the option or share unit expires during a blackout period, the proposed amendments to the Stock Option Plan and 2006 Unit Plan will extend the expiry date of the option or unit for ten business days after the end of the last day of the blackout period. Also, if the option or unit expires within 10 business days after the end of the blackout period, the expiry date will be extended to allow for a total of 10 business days after the end of the last day of the blackout period. For example, if the option or unit expires four business days after the end of the blackout period, the expiry date for that option or unit will be extended by an additional six business days.

The Board of Directors has additionally approved amendments to the Stock Option Plan to provide that if any eligible participant under the Stock Option Plan is subject to a requirement that he or she not benefit personally from a grant of options, the Board of Directors may grant any options to which such person would otherwise be entitled to such person’s employer or other entity designated by them that directly or indirectly imposes that requirement on the individual.

For additional information, see the section of this Circular entitled “Approval of Amendments to Security Based Compensation Plans”.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as described below or elsewhere disclosed in this Circular, no insider of Westport, nor any person nominated for election as a director of Westport, nor any associate or affiliate of such persons, has had any material interest, direct or indirect, in any transaction of Westport’s since the commencement of Westport’s last financial year, nor in any proposed transaction which has materially affected or would materially affect Westport or any of its subsidiaries.

On July 26, 2007, Perseus, L.L.C. (“Perseus”), a Washington, DC based private equity fund management group, through its affiliates, exercised the conversion option on approximately $22.1 million of secured, subordinated convertible debentures (the “Notes”) held by them in order to acquire approximately 16.5 million common shares of Westport, which were then sold to third parties at a price of $3.10 per share for total gross proceeds of approximately $51.3 million with all proceeds going to Perseus and its affiliates.  As an inducement for Perseus’s conversion of the Notes, Westport agreed to pay an amount equal to 50% of the interest that would otherwise have been payable on the Notes, on December 31, 2007 and June 30, 2008, had the Notes not been converted.  Interest accrued to July 25, 2007 of $0.1 million and the inducement payment of $0.8 million totaled approximately $0.9 million and can be settled at Westport’s option, in a combination of common shares, new Notes and, in certain circumstances, cash.  On January

10  2008, Westport issued 156,816 shares to settle $0.5 million of the amounts payable to Perseus, net of any applicable taxes.  Messrs. John C. Fox and Kenneth M. Socha, both Senior Managing Directors of Perseus, served on the Board of Directors until July 26, 2007.

Mr. Littlefair, a member of Westport’s Board of Directors, is President, Chief Executive Officer and a director of Clean Energy Fuels Corp. (“Clean Energy”), a publicly traded company in which Westport has approximately 2.3% of the issued and outstanding shares and with which Westport maintains an ongoing business relationship. In addition, Mr. Demers served as a director of Clean Energy until April 4, 2008.  Mr. Kenneth M. Socha also served as a director of Clean Energy.  Mr. Thomas Boone Pickens, an insider of Westport, is also a director of Clean Energy. Further, during the third quarter of the fiscal year ended March 31, 2008, Westport entered into a non-interest bearing, limited recourse loan of $6.0 million with Clean Energy Finance, LLC. This loan allowed Westport to finance the establishment and maintenance of an inventory of approximately 75 liquefied natural gas fuel systems in anticipation of deliveries to customers of the Ports of Los Angeles and Long Beach, and is repayable only from the receipt of funds from the sale of these fuel systems.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as set forth below, management of the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of Common Shares or otherwise of any director or proposed nominee for election as director, or executive officer or anyone who has held office as such since April 1, 2007, or of any associate or affiliate of any of the foregoing in any matter to be acted in at the Meeting other than the election of directors except as described herein.

The Corporation’s directors and executive officers may be considered as having an interest in the amendments to the Stock Option Plan and 2006 Unit Plan as they have been and may be granted options or units thereunder.

RECEIPT OF 2008 FINANCIAL STATEMENTS

Westport’s financial statements for the fiscal year ended March 31, 2008 have been forwarded to Shareholders.  No formal action will be taken at the Meeting to approve the financial statements, with the requirements of the Business Corporations Act (Alberta) (the “Act”) being met with the advance circulation of such financial statements.  If any Shareholders have questions respecting such financial statements, the questions may be brought forward at the Meeting.

ELECTION OF DIRECTORS

Unless otherwise directed, the persons named in the Proxy intend to vote in favour of the election, as directors of Westport, of the nominees whose names are set forth below.  The Board of Directors cannot currently consist of less than one director and more than ten directors, with the number of directors within such range to be fixed from time to time by resolution of the Board of Directors.  In order to enable greater flexibility in the constitution of the Board of Directors, the Corporation is seeking Shareholder approval at the Meeting for an amendment to the Corporation’s articles to remove the maximum number of directors permissible. For additional information, see the section of this Circular entitled “Approval of Amendment of Articles”. At the present time, Westport has seven directors.  The Board of Directors has fixed the number of directors to be nominated at the Meeting at ten.  Each director elected will hold office until the next annual meeting of Shareholders or until his successor is duly elected, unless his office is vacated earlier in accordance with the by-laws of Westport or applicable law.

The following table and accompanying notes set forth the names and municipalities of residence of all persons proposed to be nominated for election as directors, the positions with Westport now held by them, their principal occupations or employment for the preceding five years, the dates on which they became directors of Westport, and the number of Common Shares owned by them or over which they exercise control or direction as at the Record Date.

John A. Beaulieu (73), a US citizen, of Vancouver, Washington, USA, joined the Board of Directors in September of 1997 and was appointed Chairman in 2002. He is also currently Chair of the Human Resources and Compensation Committee. Mr. Beaulieu co-founded Cascadia Pacific Management, LLP, a venture capital fund in Portland, Oregon, in 1990 and has been actively involved in finding, financing, and assisting in the growth of more than 70 emerging growth technology-based companies since 1986. Mr. Beaulieu’s business career included being President of Steelcraft Corporation and holding other general management positions at American Standard & Evans Products. Earlier executive employment was at Proctor & Gamble, Ford Motor Co., and Arthur Young & Co. Mr. Beaulieu obtained a Bachelor of Commerce degree (1956) and a Masters of Business Administration degree (1963), both from Santa Clara University of California. Mr. Beaulieu is also a member of the board of directors of Parran Capital Inc. (a publicly traded capital pool company), other privately-held venture backed enterprises, and one socially focused organization.

Chairman of the Board of Directors

Chair of the Human Resources and Compensation Committee

Member (former Chair) of the
Nominating and Corporate Governance Committee

Member of the Audit Committee

41,087 (1)

Warren J. Baker (69), a US citizen, of Avila Beach, California, USA, joined Westport’s board in September of 2002. He is currently Chair of the Nominating and Corporate Governance Committee. He has been President of California Polytechnic State University in San Luis Obispo, California since 1979. Dr. Baker is a Fellow of the American Society of Civil Engineers, a Fellow in the Engineering Society of Detroit, a member of the board of directors of the California Council for Science and Technology, and a member of the U.S. Business-Higher Education Forum. Dr. Baker has served as a member of the U.S. National Science Board, and has served as Chair of the board of directors of the ASCE Civil Engineering Research Foundation. Dr. Baker is also a member of the board of directors of John Wiley & Sons, Inc. of Hoboken, New Jersey, a New York Stock Exchange listed global publisher of print and electronic products, specializing in scientific, technical, and medical books and journals. Dr. Baker also served on the board of directors of the Society of Manufacturing Engineers’ Education Foundation, and is a member of the Board of Governors, U.S. – Mexico Foundation for Science and a member of the board of directors, MESA California (Mathematics-Engineering-Science Achievement).

Chair of the Nominating and Corporate Governance Committee Member of the Strategy Committee Board Technology Advisor 7,500(1)

Henry F. Bauermeister Jr. (69), a US citizen, of Lee’s Summit, Missouri, USA, joined Westport’s board in October of 2005. He is currently Chair of the Audit Committee. From 1995 to 2005, Mr. Bauermeister was the President of Cummins Mid-America, the Cummins distributor for Kansas and Missouri, located in Kansas City. From 1978 to 1995, he was President of Diesel ReCon at Cummins Inc., the business unit responsible for remanufacturing and reselling used engines and parts. Under Mr. Bauermeister’s leadership, revenues at Cummins Diesel ReCon grew tenfold. Mr. Bauermeister is a Certified Public Accountant (Indiana) and received his bachelor’s degree from the University of Nebraska where he majored in Accounting and minored in Economics. Mr. Bauermeister has held a number of financial positions within Cummins including the Group Controller position for the Components Group.

Chair of the Audit Committee Member (former Chair) of the Human Resources and Compensation Committee 50,000(1)

M.A. (Jill) Bodkin (64), a Canadian citizen, of Vancouver, British Columbia, Canada, is a new nominee to Westport’s Board of Directors. She has been the Chair and Chief Executive Officer of Golden Heron Enterprises since 1996. In 2007, Ms. Bodkin was also appointed Director for Canadian Development for KCTS 9 Television, the Seattle, Washington based Pacific Northwest PBS station. From 1987 to 1996, Ms. Bodkin was with Ernst & Young as a Corporate Finance Partner, advising on financing technology companies and capital projects in North America and Asia. After her early career in trade and finance in Ottawa, in 1981 Ms. Bodkin became British Columbia’s first woman Deputy Minister, responsible for financial institutions, and later, Founding Chair of the British Columbia Securities Commission. Her mid-career graduate studies were in public finance at the Maxwell School, Syracuse University. Ms. Bodkin is a Governor and former Chair of the Vancouver Board of Trade, as well as a former member of the boards of directors of the Laurentian Bank of Canada and KCTS 9 Television. Ms. Bodkin is the President of the Board of Pacific Coast Television, as well as President of Yaletown Venture Partners, VCC, Vancouver, and is a member of the Oversight Council for the Canadian Institute of Chartered Accountants. She has served on boards of policy think tanks, including the Thailand Development Research Institute, the Institute for Research in Public Policy in Canada, and the Canada West Foundation.

David R. Demers (52), a Canadian citizen, of West Vancouver, British Columbia, Canada, is a founder of Westport and has been Chief Executive Officer and a director since the company was formed in March of 1995. Mr. Demers obtained a Bachelor of Physics Degree in 1976 and a Bachelor of Law Degree in 1978, both from the University of Saskatchewan. Mr. Demers is also a member of the board of directors of Parran Capital Inc. (a publicly traded capital pool company), Cummins Westport Inc., a private company in which Westport has a 50% investment, and Juniper Engines Inc., a private company in which Westport has a 49% investment.

Chief Executive Officer Member of the Strategy Committee 364,619 (1)

J. Michael Gallagher (61), a US citizen, of Vancouver, British Columbia, Canada, has been a member of Westport’s board since July of 2007 and was appointed Westport’s President in October 2004 in addition to his role as Westport’s Chief Operating Officer, which he has held since January 6, 2003. He is also a member of the board of directors of Cummins Westport Inc. and BTIC Westport Inc., both private companies in which Westport has a 50% investment. Prior to joining Westport, Dr. Gallagher was Senior Vice-President, Operations, Americas, for Fluor Corp., an international engineering company headquartered in California. He also held senior executive positions with the London-based multinational engineering firm Kvaerner Group, as well as with the Bechtel Group in San Francisco. Dr. Gallagher is also on the board of several non-profit organizations, including the California Natural Gas Vehicle Partnership, WestStart-CALSTART and the Canadian Centre for Policy Ingenuity.

President and Chief Operating Officer 86,810(1)

Dezsö J. Horváth (65), a Canadian citizen, of Toronto, Ontario, Canada, has been a member of Westport’s board since September 2001. He is currently Chair of the Strategy Committee. He is the Dean and holds the Tanna H. Schulich Chair in Strategic Management at the Schulich School of Business at York University in Toronto, Ontario, where he has taught since 1977. He holds an electrical engineering degree, as well as degrees in management (MBA, Licentiate, PhD) from Swedish universities. After an early R&D career with the Swedish multinational ASEA (now ABB) in the electrical industry, he accepted senior academic appointments at Swedish and then Canadian universities. Since becoming Schulich’s Dean in 1988, Dr. Horváth has worked with internal and external stakeholders to position Schulich as “Canada’s Global Business School™”. In addition to publishing books and articles on strategic management and international business, Dr. Horváth has been engaged by major corporations and governments as a consultant in these fields. In addition to his membership on corporate boards in the past, Dr. Horváth is currently a Director of Inscape Corporation and Samuel, Son & Co. Limited. He is also on the board of The Toronto International Leadership Centre for Financial Sector Supervision (a non-profit organization), as well as being on the Advisory Board of the St. Petersburg University Graduate School of Management and the International Advisory Council of the Guanghua School of Management, Peking University. He is a Co-Founder of the Czech Management Centre, Prague, and the International Management Centre, Hungary (now part of the Central European University in Budapest). Dr. Horváth is a member of the Strategic Management Society, the Academy of Management and the Academy of International Business (AIB). In 2004, he was named AIB International Dean of the Year.

Chair of the Strategy Committee Member of the Audit Committee Member of the Human Resources and Compensation Committee Member of the Nominating and Corporate Governance Committee 135,000(1)

Sarah Liao Sau Tung (56), a Hong Kong SAR citizen, of Hong Kong, People’s Republic of China, is the former Secretary for the Environment, Transport and Works of the Hong Kong Special Administrative Region and a member of the Executive Council of Hong Kong 2002-2007. In 1988, Dr. Liao founded an environmental consulting company, and in 2001 served as an environmental expert/presenter for the Beijing 2008 Olympic Games Bid Committee. Dr. Liao served as a Council member of the Environmental Division of the Hong Kong Institution of Engineers from 1988 to 1992. Major community commitments included chairmanship of the Research and Testing Committee of the Consumer Council from 1988 to 1996; member of the Occupational Safety Council from 1990 to 1992; the Building Committee of the Housing Authority from 1996 to 2000; and a part-time member of the Central Policy Unit from 1999 to 2001. She is a Fellow of the Hong Kong Institution of Engineers; a Fellow of the Royal Society of Chemistry, UK; and Honorary Professor, Civil Engineering Department, University of Hong Kong. A graduate from the Diocesan Girls’ School, she earned her bachelor’s degree in chemistry and botany, master’s degree in inorganic chemistry and doctorate in environmental/occupational health from the University of Hong Kong. Dr. Liao was awarded a master’s degree in analytical chemistry by the University of Birmingham.

Andrew J. Littlefair (47), a US citizen, of Newport Beach, California, USA, has been a member of Westport’s board since July of 2007. He is President, Chief Executive Officer and a director of Clean Energy Fuels Corp. (a publicly traded company). From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp. From 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company of which Boone Pickens was Chief Executive Officer. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a presidential aide. Mr. Littlefair is also currently Chairman of NGV America, a U.S. advocacy group for natural gas vehicles. Mr. Littlefair holds a B.A. from the University of Southern California.

Member of the Strategy Committee 38,500(1)

Albert Maringer (63), a Canadian citizen, of Canmore, Alberta, Canada, is a new nominee to Westport’s Board of Directors. He is the founder, President and Chief Executive Officer of Maringer Consulting Alberta Ltd. since June of 2007. Prior to 2007, Dr. Maringer held the position of President and Chief Executive Officer of Siemens Canada Limited from 2000 to 2006. Dr. Maringer’s career with Siemens AG spans a 46 year period during which, prior to 2000, Dr. Maringer held the following positions within Siemens AG’s operations or subsidiaries: President, ATD TD Division for five years; General Manager of North America Motor Operations for four years; plus various management and engineering leadership roles including strategy development, R&D, manufacturing and project management. Dr. Maringer has served as a member of the board of directors for The Conference Board of Canada in Ottawa and is currently the Co-Chair for the Centre for Foreign Owned Enterprises at the Conference Board of Canada. He has also served as a member of the board of directors of the Canadian Nuclear Association. Dr. Maringer is a board member, Economic Council with the City of Mississauga; member of the Board of Trustees, Calgary Zoo, Calgary; and is a director and Chairman Emerit with the German-Canadian Chamber of Commerce and Industry. Dr. Maringer is also a member of the board with Clinicare Inc., a healthcare information technology company in Calgary, Alberta, and an advisory board member of Skypower Corporation in Toronto, Ontario. Dr. Maringer is a member of the advisory committee for the Center for German-European Studies at York University, Ontario, serves on the advisory council of the Schulich School of Business, Ontario, and is a Professor and Chair of International Management, Friedrich-Schiller-Universität in Germany.

Note:

(1)                                  Number of Common Shares Beneficially Owned or Controlled as at June 3, 2008.  The information as to this number, not being within the knowledge of Westport, has been furnished by the respective nominees.

(2)                                  For further information on the Audit Committee’s composition, mandate and other matters please refer to the section entitled “Audit Committee Matters” in the Corporation’s Annual Information Form.

Compensation of Directors

Westport has a compensation policy for its outside directors of primarily compensating such directors with an annual retainer payment.  During the fiscal year ended March 31, 2008, with the exception of the Chairman of the Board of Directors, non-management directors were paid an annual retainer of U.S. $20,000, with the Chairman of Westport receiving an annual retainer of U.S. $50,000.  A non-management director was also entitled to an annual fee of U.S. $1,500 for serving as a member of any committee of the Board of Directors or an additional annual fee of U.S. $3,700 for acting as Chairman of any such committee.  The exception is the Audit Committee Chairman, who received an annual aggregate committee retainer of U.S. $7,500.  Outside Westport directors also received U.S. $1,000 per board or committee meeting attended in person or by telephone.  In addition, effective October 15, 2007, outside directors whose time and travel exceeds three days received U.S. $1,000 per diem payment for the fourth and succeeding days. All of these fees were paid quarterly.  The total cash consideration paid by Westport to its outside directors for the fiscal year ended March 31, 2008, was U.S. $302,975.  On July 19, 2007, an aggregate of 75,000 fully vested options were granted to Drs. Baker and Horváth, and Messrs. Bauermeister, Beaulieu and Littlefair as outside directors of Westport at an exercise price of $3.00 per Common Share.

On April 25, 2008, the Board of Directors approved a new director compensation plan that recognizes the directors’ time commitments and committee involvement and demands, and that brings the Board of Directors’ compensation in line with that provided to other boards of comparable companies in Canada. Commencing in the 2009 fiscal year, non-management directors will be paid an annual retainer of U.S. $40,000, with the Chairman of Westport receiving an annual retainer of U.S. $100,000. Non-management directors will also be entitled to an annual fee of U.S. $7,500 for serving as a member of the Strategy Committee or Nominating and Corporate Governance Committee of the Board of Directors, and an

annual fee of U.S. $8,500 for serving as a member of the Audit Committee or Human Resources and Compensation Committee of the Board of Directors. Committee Chairs will receive an annual retainer of U.S. $10,000, with the exception of the Audit Committee Chair, who will receive an annual retainer of U.S. $15,000. Outside Westport directors will no loner receive payment for Board of Directors or committee meetings attended in person or by telephone.

APPOINTMENT OF AUDITORS

Westport has requested that KPMG LLP, Chartered Accountants, act as independent auditors for Westport, subject to Shareholder approval.  Unless otherwise directed, the persons named in the Proxy intend to vote in favour of the appointment of KPMG LLP, Chartered Accountants, of Vancouver, British Columbia as auditors of Westport, to hold office until the close of the next annual meeting of Shareholders, at a remuneration to be determined by the Board of Directors.

During the fiscal year ended March 31, 2008, KPMG LLP received $224,540 in remuneration for performing audit responsibilities, $32,300 for audit related services and $55,162 for tax fees.

APPROVAL OF AMENDMENT TO ARTICLES

At the Meeting, Shareholders of the Corporation will be asked to consider and, if thought advisable, to approve a special resolution amending the articles of the Corporation by removing the maximum number of directors.  The current articles of the Corporation provide that the Corporation shall have at least one (1) and a maximum of ten (10) directors.

The text of the special resolution authorizing the amendment is as follows:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                                      Pursuant to paragraph 173(1)(l) of the Business Corporations Act (Alberta), Article 4 of the articles of the Corporation is amended by removing the maximum number of directors permitted, so that Article 4 shall read as follows:

“The Corporation shall have at least one (1) Director.”

2.                                        Upon articles of amendment having become effective in accordance with the provisions of the Business Corporations Act (Alberta), the articles of the Corporation shall be amended accordingly.

3.                                        Any director or officer of the Corporation be and is hereby authorized and directed to do all acts and things and to execute (whether under the corporate seal of the Corporation or otherwise) all documents as he deems necessary or desirable for the implementation of this resolution, including the execution and delivery to the Registrar of Corporations of articles of amendment in duplicate.”

The Board of Directors unanimously recommends a vote FOR the approval of the amendment to the articles of the Corporation.

On any ballot that may be called for at the Meeting, the Common Shares represented by proxies in favour of management nominees will be voted in favour of the special resolution in the absence of directions to the contrary.

The special resolution authorizing the amendment to the articles of the Corporation is required to be passed by a majority of not less than two-thirds of the votes cast by Shareholders who vote in person or by proxy at the Meeting.  If the special resolution is passed, articles of amendment will be filed with the Registrar of Corporations.  The amendment will become effective when the Registrar of Corporations issues a Certificate of Amendment.

Under the Act, any Shareholder may dissent in respect of the proposed amendment to the articles by following the procedure prescribed in the Act which is summarized below.

A shareholder entitled to dissent and who complies with the Act is entitled to be paid by the Corporation the fair value of the Common Shares held by him, determined as of the close of business on the last business day before the day on which the resolution is adopted.

Each Shareholder who intends to dissent must comply with the provisions of Section 191 of the Act which provides, among other things, that each dissenting Shareholder must, at or before the Meeting, send to the Corporation a written objection to the resolution in respect of which he is dissenting.  If the Shareholder and the Corporation cannot agree on the fair value for the Common Shares, either the Corporation or the dissenting Shareholder may apply to a Court by originating notice after the adoption of the resolution to fix the fair value.  Upon an application being made the Corporation is obliged, unless the Court otherwise orders, to send to each dissenting Shareholder a written offer to pay him an amount considered by the directors of the Corporation to be the fair value of his shares and a statement showing how the fair value was determined.  A dissenting Shareholder may accept the Corporation’s offer at any time before the Court fixes the fair value of his shares.  If the Corporation’s offer is not accepted, the Court must make an order fixing the fair value of the shares, giving judgment in the amount in favour of each dissenting Shareholder and determining the time in which the Corporation must pay the amount.  The Court may also in its discretion allow a reasonable rate of interest.  A dissenting Shareholder is not required to give security for costs in respect of a court application and, except in special circumstances, is not required to pay the costs of the application or appraisal.

A dissenting Shareholder ceases to have any rights as a Shareholder of the Corporation other than the right to be paid the fair value of his shares upon:

(i)            the action approved by the resolution from which the Shareholder dissents becoming effective;

(ii)                                   the making of an agreement between the Corporation and the Shareholder for the purchase of his shares;  or

(iii)          the pronouncement of an order by the Court respecting the fair value of his shares.

Prior to the occurrence of one of these events, the Shareholder may withdraw his dissent or the Corporation may rescind the resolution.

The Corporation may not make a payment to a dissenting Shareholder if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities.  In such a case, the Corporation must notify each dissenting Shareholder that it is unable lawfully to pay for his shares.  Each dissenting Shareholder may then withdraw his notice of objection and be reinstated to his full rights as a Shareholder, failing which he retains his status as a claimant against the Corporation to be paid when the Corporation is able to do so.

The above is only a summary of the provisions of Section 191 of the Act.  These provisions are technical and complex.  It is suggested that any Shareholder wishing to dissent seek independent legal advice since the failure to comply strictly with the provisions of the Act may prejudice his right to dissent.

Number of Directors

As a result of the increasing scope, geographic distribution and complexity of the Corporation’s business, management believes that it may be necessary or desirable in the future to increase the maximum number of directors of the Corporation in order to better represent the Corporation’s diverse business and shareholder base.  It is proposed to amend Article 4 of the articles to accomplish this goal by removing the restriction on the maximum number of directors of the Corporation.

APPROVAL OF SHARE CONSOLIDATION

The Board of Directors has determined that it may be in Westport’s best interests for the Board of Directors to have the authority to implement a consolidation (the “Consolidation”) of Westport’s issued and outstanding Common Shares.  Westport regularly reviews whether seeking a listing on additional stock exchanges may be to the benefit of the Corporation and is currently exploring all options in this regard. The Corporation has reviewed a variety of alternatives, such as the NASDAQ, LSE, AMEX, NYSE, AIM and certain exchanges located in Asia.  A listing of securities on one or more of these exchanges has enabled some TSX-listed companies to expand their investor base, increase the liquidity of their equity securities and reduce their cost of capital. The Corporation’s share price may be below that required to meet the minimum listing requirements of stock exchanges other than the TSX on which the Corporation may wish to pursue an inter-listing in the future, in addition to the TSX listing. Where this is the case, if the Corporation were to decide to pursue an additional listing on such exchanges, the Corporation would first be required to complete a Consolidation.  Some of the above-referenced issuers were required to complete share consolidations as part of their additional listings.

A Consolidation would enable the Board of Directors to proceed with the inter-listing of the Corporation’s shares on certain additional stock exchanges should the Board of Directors determine such an additional listing to be in Westport’s best interests.  No such decision has been made, although the Corporation will not proceed with a Consolidation unless it is able to complete a listing on another stock exchange in connection with the Consolidation.  Shareholder approval of a Consolidation would merely give the Board of Directors the ability to proceed with an inter-listing on those exchanges where the Consolidation would be required to satisfy minimum listing requirements or would otherwise be beneficial to the Corporation.  Shareholders are not being asked to approve whether the Corporation should proceed with an inter-listing. If a Consolidation is approved at the Meeting it will not be necessary for the Corporation to incur the expense and time delays required by an additional Shareholders meeting to approve a Consolidation if a decision is made to seek an inter-listing.

If the Board of Directors decides to proceed with a Consolidation, the Corporation will issue a press release regarding the timing of the process, the Consolidation ratio selected by the Board of Directors and any additional relevant information for Shareholders.

The Board of Directors recommends that Shareholders approve the proposed Consolidation on the basis of one new Common Share for each such number of Common Shares issued and outstanding as the Board of Directors may determine advisable, with such Consolidation to be on a basis of one new Common Share for not less than two and not more than five Common Shares issued and outstanding immediately prior to such Consolidation.  The Consolidation would occur within one year of the date of the Meeting, unless the Board of Directors determines not to proceed with an inter-listing or the Board of Directors believes that the anticipated higher share price resulting from the Consolidation would not assist in generating investor interest. As of the date hereof, the Board of Directors has not yet made a determination to proceed with a Consolidation or additional exchange listing. However, Westport is seeking Shareholder approval at this time to undertake such a Consolidation in the future should a determination be made that such Consolidation is beneficial or necessary.

There can be no assurance that there will be any increase, or will not be any decrease, in the market price per Common Share, improvement in the liquidity of the Common Shares or reduction in the Corporation’s cost of capital resulting from any Consolidation, if completed.  In addition, there is no assurance that a higher share price will generate increased investor interest. Also, there are no assurances that the Board of Directors will seek any additional stock exchange listings, that the Corporation will meet any listing requirements of any additional stock exchange, or that the Common Shares will be approved for listing on any additional stock exchange.

At the Meeting, Shareholders of the Corporation will be asked to consider and, if thought advisable, to approve a special resolution substantially in the following form:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                                       pursuant to Section 173 of the Business Corporations Act (Alberta), the issued and outstanding Common Shares of the Corporation be changed upon the determination of the Corporation’s Board of Directors at any time prior to July 9, 2009 into a different number of shares, by the consolidation (the “Consolidation”) of the issued and outstanding Common Shares (the “Old Common Shares”) on the basis of one (1) new Common Share (a “New Common Share”) for each such number of Old Common Shares issued and outstanding as the Board of Directors may determine advisable, with such Consolidation to be on a basis of one New Common Share for not less than two and not more than five Old Common Shares;

2.                                       no fractional shares shall be issued upon the Consolidation and any such fractional interests otherwise issuable shall be rounded down to the nearest whole number;

3.                                       any one director or officer of the Corporation be and is hereby authorized to file an amendment to the Corporation’s articles to effect the Consolidation and to do all such further acts and things and to execute all such other documents necessary or desirable to carry out the terms of the foregoing resolutions; and

4.                                       the directors of the Corporation may revoke this resolution at any time prior to the issuance of a certificate of amendment of articles without any further approval of the Shareholders of the Corporation.”

The Board of Directors unanimously recommends a vote FOR the approval of the Consolidation.

The completion of the Consolidation, if approved by the Board of Directors, is conditional upon the approval of the TSX.  In addition, notwithstanding the approval of the Consolidation by Shareholders, the Board of Directors, in its sole discretion, may revoke the special resolution at any time prior to the issuance of a certificate of amendment of articles and abandon the Consolidation without further approval of or notice to its Shareholders.

The special resolution approving the Consolidation requires the approval of not less than two thirds of the votes cast by shareholders present in person or by proxy at the Meeting.

As at June 3, 2008, the Corporation had 96,140,970 Common Shares issued and outstanding.  The proposed Consolidation, if conducted at the maximum permitted one for five basis, would reduce the number of Common Shares outstanding to approximately 19,228,194 Common Shares.  The effective date of the Consolidation of the Common Shares will be the date of filing of articles of amendment effecting the same under the Act.  If the special resolution is approved, the Corporation would be entitled to complete the Consolidation at any time within one year from the date of the Meeting.  However, the Common Shares will not trade on the TSX on a post-consolidated basis until the Corporation determines to proceed with the Consolidation and all required filings of the TSX have been completed and a bulletin from the TSX has been issued in this regard.

No fractional Common Shares will be issued pursuant to the Consolidation, and if it occurs any such fractional securities otherwise issuable will be rounded down to the nearest whole number of post-Consolidation Common Shares.

Non-registered Shareholders holding their Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing any Consolidation than those that will be put in place by the Corporation for Registered Shareholders, and their procedures may result, for example, in differences in the precise number of Common Shares issued to Shareholders in lieu of fractional share interests.  If a Consolidation occurs and a Shareholder holds Common Shares with such a bank, broker or other nominee and if Shareholders have questions in this regard, Shareholders are encouraged to contact their nominee.

If the proposed Consolidation is approved by Shareholders and implemented by the Board of Directors, Registered Shareholders will be required to exchange their share certificates representing pre-Consolidation Common Shares for new share certificates representing post-Consolidation Common Shares.  Registered Shareholders will be sent a transmittal letter from the Corporation’s transfer agent, Computershare Trust Company of Canada, after the determination to proceed with such Consolidation is made by the Board of Directors.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Consolidation Common Shares to the transfer agent.  The transfer agent will forward to each Registered Shareholder who has submitted the required documents a new share certificate representing the number of post-Consolidation Common Shares to which the Shareholder is entitled.  Until surrendered, each share certificate representing pre-Consolidation Common Shares will be deemed for all purposes to represent the applicable number of whole post-Consolidation Common Shares.

Under the Act, Shareholders do not have dissent and appraisal rights with respect to the proposed Consolidation.

APPROVAL OF AMENDMENTS TO SECURITY BASED COMPENSATION PLANS

The Corporation currently grants incentive stock options under the Stock Option Plan.  Additionally, the Corporation currently grants share units under the 2006 Unit Plan and previously utilized the 2003 Unit Plan for such purpose.   The Stock Option Plan was adopted on July 22, 2003.  The terms of the Stock Option Plan and the 2006 Unit Plan do not reflect recent policy changes of the TSX, nor emerging practices and limitations on management that are typically being adopted in new equity compensation plans.   On June 6, 2006, the TSX published a Staff Notice (the “TSX Notice”) updating previously issued guidance on amendment procedures for share option and share unit plans and extending the option and unit expiry date during a blackout period.

In the TSX Notice, the TSX noted that many listed issuers establish, from time to time, self-imposed blackout periods, which have the effect of restricting certain option-holders from exercising their options.  The TSX recognizes that the establishment of such blackout periods represents good corporate governance and is intended to foster compliance with applicable securities laws, by restricting affected individuals from trading in securities of a publicly listed entity at times when they may be in possession of material undisclosed information concerning that entity.

However, the TSX also noted that, due to certain restrictions that otherwise prevent extensions of the time during which an option-holder may exercise options, an option-holder may be unfairly penalized by not being able to exercise expiring options during the period that a self-imposed blackout remains in effect.  The TSX has indicated that it is not the TSX’s intention to penalize option-holders as a result of positive corporate behaviour on the part of listed issuers and, as a result, the TSX has confirmed that issuers may amend their stock option plans to provide a conditional extension to the expiration date for options that expire during, or immediately after, a blackout period.

In light of the foregoing, the Board of Directors has approved amendments to the Stock Option Plan and 2006 Unit Plan to provide that options issued under the Stock Option Plan and units granted under the 2006 Unit Plan will expire on the later of: (i) the expiry date of the affected options; or (ii) if the expiry date occurs during a blackout period established under the Corporation’s Disclosure Policy, or within ten business days thereafter, the date that is ten business days following the end of such blackout period.

The Board of Directors has additionally approved amendments to the Stock Option Plan to provide that if any eligible participant under the Stock Option Plan is subject to a requirement that he or she not benefit personally from a grant of options, the Board of Directors may grant any options to which such person would otherwise be entitled to such person’s employer or other entity designated by them that directly or indirectly imposes that requirement on the individual.  The purpose of this amendment is to provide more visibility into the true beneficial ownership of any options granted under the Stock Option Plan, as without such ability the person to whom such option is granted will generally hold such options as trustee on behalf of their employer or similar entity, though will appear for all purposes as the registered owner of such compensation awards. Further amendments are being proposed to both the Stock Option Plan and 2006 Unit Plan to clarify that the number of Common Shares reserved for issuance to Westport insiders pursuant to the Stock Option Plan and 2006 Unit Plan, and all other equity compensation plans, cannot exceed 10% of the total number of issued and outstanding Common Shares.

An application has been made to the TSX for approval of the foregoing amendments to the Stock Option Plan and 2006 Unit Plan.  Under the policies of the TSX, the foregoing amendments must be approved by Shareholders, by way of ordinary resolution.  Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought fit, pass a resolution approving the foregoing amendments to the Stock Option Plan and 2006 Unit Plan.  On the vote to be called for at the Meeting, the Common Shares represented by proxies in favor of the management designees named in the accompanying Instrument of Proxy will be voted, in the absence of direction to the contrary, for approval of the ordinary resolution ratifying and confirming the amendments to the Option Plan and 2006 Unit Plan.  In order to be approved, such resolution must be passed by a simple majority of the votes cast in person or by proxy at the Meeting.  The text of the resolution to be presented to shareholders for consideration at the Meeting is as follows:

“BE IT RESOLVED THAT, as an ordinary resolution of the shareholders of Westport Innovations Inc., the amendments to the stock option plan and share unit plan of the Corporation, as approved by the Board of Directors and described in the Management Information Circular of the Corporation, dated June 6, 2008, be and the same are hereby approved, ratified and confirmed, without amendment.”

The Board of Directors unanimously recommends a vote FOR the approval of the amendment of the Corporation’s equity based compensation plans.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board of Directors and the Westport structures, traditions, and processes of leadership and stewardship.  It relates to accountability oversight, role definitions, and the assignment of power and responsibilities governing communications with Shareholders.  Westport also believes that corporate governance is about creating a culture of openness among all of the Westport stakeholders.

The Board of Directors has always believed that effective corporate governance is critical to the continued and long-term success of Westport, and contributes to maximized Shareholder value over time.  Westport continually updates and modifies its governance practices in these changing times, and the Board of Directors is of the view that Westport’s general approach to corporate governance is appropriate for a company the size of Westport.  The following discussion discloses details of Westport’s corporate governance practices.

Board of Directors

Structure and Composition

The Board of Directors is currently composed of seven directors.  The Board of Directors has established criteria for the selection of new directors, and for the evaluation of current directors, in an effort to foster a diversity of viewpoints and to ensure a depth of business and other valuable experience.

National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) suggests that the board of directors of every listed corporation should be constituted with a majority of individuals who qualify as independent directors.  An independent director is a director who has no direct or indirect relationship with the issuer which could, in the view of the Board of Directors, be reasonably expected to interfere with the director’s independent judgment.  Eight of Westport’s ten directors nominated for election at the Meeting, being Dr. Warren J. Baker, Henry F. Bauermeister Jr, John A. Beaulieu, M.A. (Jill) Bodkin, Dr. Dezsö J. Horváth, Dr. Sarah Liao Sau Tung, Andrew Littlefair and Dr. Albert Maringer, are considered to be independent within the meaning of NP 58-201.  Messrs. David Demers and Michael Gallagher are officers of Westport, and are considered to be non-independent by reason of their employment with the Corporation.

To ensure the independence of the Board of Directors in the discharge of its responsibilities, all of the committees of the Board of Directors are currently comprised of independent directors, other than the Strategy Committee, where three of the four directors are independent.  In addition, Mr. Beaulieu, an independent director, has been appointed Chairman of Westport.  The Board of Directors also affords the independent directors the opportunity, at every meeting, to meet without management present in sessions chaired by the Chairman to discuss any procedural or substantive issues.  And finally, certain specific functions of the Board of Directors are the exclusive responsibility of the independent directors, including revising the Charter of the Board of Directors or the position descriptions for Chairman or Chief Executive Officer.

Other Directorships

A number of members of the Board of Directors are presently also directors of other reporting issuers (or the equivalent).  Such other directorships are disclosed in the table under the heading “Election of Directors”.

Mandate and Charter of the Board of Directors

The mandate of the Board of Directors, as prescribed by corporate statute, is to manage or supervise the management of the business and affairs of Westport, and to act honestly and in good faith with a view to the best interests of Westport.  In fulfilling its mandate, the Board of Directors is responsible for the stewardship of Westport and, as part of that responsibility, assumes responsibility for the following matters: (i) selecting, appointing, and (if necessary) terminating the Chief Executive Officer; (ii) Chief Executive Officer succession planning, including monitoring the performance of senior management of Westport; (iii) approving the overall compensation of Westport’s senior management team; (iv) adoption of a strategic planning process, approval of strategic plans, and monitoring performance against those plans; (v) approving annual capital and operating plans, and monitoring performance against those plans; (vi) approving policies and processes to identify business risks, to determine what risks are acceptable to Westport, and to ensure that systems and actions are in place to manage such risks; (vii) approving policies and procedures that enhance the integrity of Westport’s financial reporting, internal controls, and management information systems; and (viii) implementing an appropriate, formal orientation program for new Westport directors.  Westport’s orientation program includes meetings with the Chairman to better understand the role of the Board of Directors, its committees and its directors and with executive officers to understand the nature and operations of Westport’s business.  New members of the Board of Directors are also provided with copies of the Charter of the Board of Directors and of the committees of the Board of Directors, the most recent strategic plan and other pertinent information.  Additionally, the Board of Directors periodically receives advice from outside legal counsel and its auditors regarding changes in the regulations applicable to Westport.  Westport encourages its directors to undertake additional continuing education and budgets an amount equal to $2,000 per director, per year, for such continuing education.  The full text of the Westport Board of Directors Charter is attached as Schedule “A” hereto.  The documents incorporated in the Board of Directors Charter by reference, being the board committee charters and position descriptions, are available on Westport’s website at www.westport.com/commitment/governance.php.

The Board of Directors annually reviews its Charter to ensure that it is up to date and is current with all of the legislative changes occurring in the corporate governance field.  In some instances, Westport has chosen to adopt various policies and guidelines that are not yet legally imposed on Westport, but that the Board of Directors feels are effective governance practices that can further protect the rights of Shareholders and contribute to the continuous efforts to maximize Shareholder value.  In June 2007, the Board of Directors amended the provisions of its Charter that prohibited (i) the Westport Chief Executive Officer from exchanging board of director positions with the chief executive officer of another public corporation, and (ii) three or more Westport directors from sitting on another public company board of directors together, to remove such prohibitions in cases approved by the Board of Directors.  These changes were made in the best interests of the Corporation, and enabled Mr. Andrew Littlefair, the chief executive officer of Clean Energy (a company listed on the NASDAQ exchange), to join the Board of Directors.

Some of the governance policies and guidelines that Westport has adopted into its Board of Directors Charter and practices are as follows:

(i)                                     Westport directors are required to hold a minimum of one times their annual retainer in Common Shares or share units, to be acquired over a three-year period;

(ii)                                  each of Westport’s executive officers is required to hold a minimum of one times his or her annual salary in Common Shares or share units, to be acquired over a five-year period;

(iii)                               no loans shall be made from Westport to any of its officers or directors;

(iv)                              the Board of Directors has instituted a policy on the maximum number of options or share units that can be annually granted to an unrelated director;

(v)                                 unless approved by the Board of Directors, the Chief Executive Officer is prohibited from exchanging board of director positions with the chief executive officer of another public corporation;

(vi)                              unless approved by the Board of Directors, three or more Westport directors are prohibited from sitting on another public company board of directors together;

(vii)                           the Nominating and Corporate Governance Committee shall review the retention of a director upon a job change on the part of that director;

(viii)                        every Westport senior officer requires the approval of the Board of Directors before accepting a seat on the board of directors of another public company;

(ix)                                the directors have unrestricted access to Westport’s personnel and documents for the purpose of fulfilling their duties;

(x)                                   the establishment of an “Ethics Hotline” whereby employees of Westport can anonymously report breaches of Westport’s Code of Conduct (the “Code”), or any other activities it wishes to bring to the attention of senior management.  The Code must be signed by all directors, officers and employees on an annual basis.  The Code can be found on Westport’s website at www.westport.com/pdf/WPT-Code_of_Conduct.pdf;

(xi)                                the establishment of position descriptions for the Chairman of the Board of Directors, Committee chairmen, Chief Executive Officer and Corporate Secretary.  These can be found on Westport’s website at:  www.westport.com/pdf/WPT-Position_Descriptions.pdf; and

(xii)                             the requirement that all directors disclose any conflicts of interest, or potential conflicts of interest, and refrain, subject to certain exceptions, from discussing or voting on any matters when such a conflict or potential conflict arises.

Meetings of the Board of Directors

The Board of Directors endeavors to meet at least 10 times annually, with at least three of those meetings being in person.  In addition, the Board of Directors may hold unscheduled additional meetings from time-to-time as business needs require.  The Board of Directors had 13 meetings in Westport’s last fiscal year, 5 times in person, and 8 times by telephone conference call.  At every meeting there is the opportunity for the independent directors to meet without management or related directors present in sessions chaired by the Chairman to discuss any procedural or substantive issues.

Chairman of the Board of Directors

The principal responsibility of the Chairman of the Board of Directors is to ensure the independence of the Board of Directors in the discharge of its responsibilities.  In this regard, the Chairman, individually or with the support of the Nominating and Corporate Governance Committee, shall consult with the Chief Executive Officer on selection of Committee members and chairmanships, Board of Directors meeting agendas, the format and adequacy of information provided to the directors, and the effectiveness of Board of Directors meetings.  The Chairman shall advise the Chief Executive Officer with respect to the agenda for the directors’ annual governance and strategic planning retreat.  The Chairman shall also consult directly with other directors on issues of Board of Directors independence or dissent, potential conflict of interest situations, and personal liability matters.  The Chairman also proposes and recommends the compensation paid to, and participates with the members of the Human Resources and Compensation Committee in evaluating the performance of, the Chief Executive Officer.

Board of Director Committees

Members of Westport’s management are frequently invited to participate in meetings of the standing committees of the Board of Directors (the “Committees”) in order to provide management insight and information for the benefit of Committee deliberations.  As a matter of practice, the Committees may, at their discretion, conduct any portion or all of their meetings without management representation to facilitate their independence of management.  All members of the Board of Directors are invited to participate in Committee meetings regardless of whether they are members of the Committee in question, but directors do not receive remuneration for such attendance unless they are members of that Committee. In addition, from time to time the Board of Directors establishes ad hoc committees with specific purposes.

Committee Composition

Each Committee consists of a minimum of three directors, and other than the Strategy Committee, there is a requirement that all Committee members shall be independent.  The Board of Directors designates one member of each Committee as its Chair.  Each member of the Audit Committee shall possess a basic level of “financial literacy” (defined as the ability to read and understand fundamental financial statements), and at least one member shall have accounting or related financial management experience.  The Board of Directors gives consideration to the periodic rotation of the membership of each Committee and, from time to time as the Board of Directors sees fit, rotation of chairmanship of the Committees.

The Committees, their current members and the number of times each Committee met during the past fiscal year are set forth below.

Committee	Members	Number of Meetings

Audit	Henry F. Bauermeister Jr. (Chair) John Beaulieu Dr. Dezsö Horváth	5 (3 in person, 2 by conference call)

Human Resources and Compensation	John Beaulieu (Chair) Henry F. Bauermeister Jr. (former Chair) Dr. Dezsö Horváth Kenneth M. Socha (resigned July 26, 2007)	7 (2 in person, 5 by conference call)

Nominating and Corporate Governance	Dr. Warren Baker (Chair) John Beaulieu (former Chair) Dr. Dezsö Horváth	4 (3 in person, 1 by conference call)

Strategy	Dr. Dezsö Horváth (Chair) Dr. Warren Baker David Demers John C. Fox (resigned July 26, 2007) Andrew Littlefair (as of July 26, 2007)	4 (3 in person, 1 by conference call)

Committee Meetings Membership and Attendance

Regular meetings of the Committees are held throughout the year as required, and the Audit Committee meets at least four times per year in conjunction with the review and approval of annual and quarterly financial statements, management discussion and analysis, and related filings.  The Chairman or any member of a Committee can call additional meetings of their Committee at any time. The following table reflects the attendance of each of the directors for the year ended March 31, 2008 for meetings of the Board of Directors and Committees of which they were members.

Number of Meetings Attended
Director	Board	Committee

Dr. Warren Baker	12/13	8/8

Henry F. Bauermeister Jr.	13/13	12/12

John Beaulieu	13/13	16/16

David Demers	13/13	4/4

John C. Fox (resigned from the Board July 26, 2007 and attended 2/4 Board meetings and 1/2 Committee meetings that occurred while he was a director)	2/13	1/4

Michael Gallagher (appointed to the Board July 26, 2007 and attended 9/9 Board meetings and 0/0 Committee meetings that occurred while he was a director; attended other Board meetings as a guest)	13/13	0/0

Dr. Dezsö Horváth	11/13	20/20

Andrew Littlefair (appointed to the Board July 19, 2007 and attended 6/10 Board meetings and 2/3 Committee meetings that occurred while he was a director)	6/13	2/4

Kenneth M. Socha (resigned from the Board July 26, 2007 and attended 2/4 Board meetings and 3/3 Committee meetings that occurred while he was a director)	2/13	3/7

A summary of the activities and responsibilities of each of the Committees is set out below.

Audit Committee

The primary responsibility for Westport’s financial reporting, accounting systems, and internal controls is vested in senior management and is overseen by the Board of Directors.  The Audit Committee has been established to assist the Board of Directors in fulfilling its responsibilities in this regard.  The external auditor is ultimately accountable to the Board of Directors and the Audit Committee as representatives of Westport.

The Audit Committee has unrestricted access to Westport’s personnel and documents, and is provided with the resources necessary to carry out its responsibilities.  The Audit Committee and the external auditors meet at least quarterly without the presence of Westport management to review any areas of material disagreement with Westport management or other issues of concern, including assessing the cooperation received by the auditors in the conduct of their audit and their access to all requested records, data, and information.  As necessary or desirable, the Chair of the Audit Committee may also request that the external auditors be present at any other meetings of the Audit Committee, the Board of Directors or Shareholders.

The Audit Committee and Westport’s Chief Financial Officer also meet, at least annually, in order to review the execution of management’s reporting and financial management responsibilities, as well as any other areas of concern to the Audit Committee.  The Audit Committee also meets, at least annually, with Westport’s Corporate Secretary and external legal counsel, to review legal matters that may have a material impact on the financial statements, Westport’s compliance policies, and any material reports or inquiries received from regulators or government agencies. All members of the Audit Committee are independent.

The Audit Committee is charged with the following specific responsibilities:

•                                          The Audit Committee is responsible for reviewing and submitting for Shareholder approval the annual engagement of Westport’s auditors, and providing a forum for direct communication between the auditors and the Board of Directors to ensure the independence of the external auditors.  Such a review includes approval of the proposed scope of the auditors’ engagement, materiality, and approval of the budget for the annual audit, as well as the pre-approval of any non-audit services.

•                                          As part of the risk management oversight responsibility of the Board of Directors, the Audit Committee is responsible for assessing the range of risks and making recommendations to the Board of Directors regarding appropriate responsibilities for the identification, monitoring, and management of these risks.  The Audit Committee is focused on primarily financial reporting risks but, as part of its oversight of the system of internal controls, also reviews the effectiveness of the overall process for identifying principal business risks and provides its view to the Board of Directors.

•                                          The Audit Committee is responsible for overseeing the design and implementation of an effective system of internal control over financial reporting by Westport management, including the internal audit function, and identifying any responsibilities assumed by the Audit Committee for the oversight of internal control beyond financial reporting.

•                                          Prior to any public disclosure, the Audit Committee shall review and recommend to the Board of Directors the approval of the following:

(i)                                     quarterly and annual financial statements and related documents, in order to satisfy itself that all disclosures are consistent with the disclosures contained in the financial statements and are in compliance with regulatory requirements and industry standards;

(ii)                                  public financing documents and prospectuses; and

(iii)                               other timely disclosure documents containing financial information that would likely be material to either the quarterly or annual financial statements.

•                                          The audited consolidated financial statements of Westport may include the results of other companies, in whole or in part, in which Westport maintains an equity interest.  In addition, an investor company could include the disclosure of Westport’s results or the results of a co-owned subsidiary in their financial statements.  The Audit Committee is responsible for establishing a coordination and communications framework with the accountants, auditors, and audit committees of these companies, and for satisfying itself that Westport’s consolidated financial statements accurately reflect the results of all companies included, regardless of whether these companies were audited by different external auditors.

•                                          The Audit Committee is also responsible for overseeing Westport management’s development and implementation of appropriate policies regarding continuous disclosure, compliance with filing requirements, and prompt reporting to Shareholders of material events impacting Westport.  The Board of Directors has also approved a disclosure policy (described in more detail below) and a trading policy that governs the conduct of all of Westport’s directors, officers, employees and other insiders.

•                                          As part of their oversight responsibility around disclosure, the Audit Committee oversees management’s processes around the interim and annual filings of the certifications of the Chief Executive Officer and Chief Financial Officer.  The Chief Executive Officer and Chief Financial Officer certify that they have reviewed the filings, that the filings do not contain any untrue statement of material fact or omit such facts, and that the financial information fairly presents the Company’s financial condition, results of operations, and cash flows as of the date and for periods represented in the filings.  The Chief Executive Officer and Chief Financial Officer are additionally required to make certain representations and conclusions around the effectiveness of the Company’s disclosure controls and procedures.  The Audit Committee has reviewed management’s processes for capturing, documenting, and supporting the representations made in these certifications.

•                                          The Audit Committee has also reviewed management’s process to receive, assess, and address complaints received by Westport regarding accounting, internal controls or auditing matters and its procedures for the confidential, anonymous submission by Westport employees of questionable financial practices.  The Audit Committee reviews this process annually.

•                                          Additional information respecting the Audit Committee, including information relating to its composition, the education and experience of its members, and the text of Westport’s Audit Committee Charter is contained in Westport’s Annual Information Form.

Nominating and Corporate Governance Committee

Although the functions listed below are the exclusive responsibility of unrelated directors, the Nominating and Corporate Governance Committee consults closely with the Chief Executive Officer in fulfilling the following responsibilities:

•                                          Developing and monitoring Westport’s general approach to governance issues and applicable guidelines, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Reviewing structures and procedures implemented to allow the Board of Directors to function with the proper degree of independence from management.

•                                          Reviewing the Charter of the Board of Directors, revising it from time to time, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Reviewing and developing guidelines for the operation of the Board of Directors, including its functions, size and composition, and minimum attendance guidelines.

•                                          Recommending and periodically reviewing the charter, structure, composition, membership, minimum attendance guidelines and functions of each Committee.

•                                          Identifying the required competencies and characteristics of potential directors, developing lists of candidate directors, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Reviewing the orientation and continuing education programs established for new and current directors.  Directors are also provided with updates from external counsel, external auditors and by management.

•                                          Performing regular assessments of the Board of Directors, Committees and individual directors, and making recommendations to the Board of Directors in this regard for discussion and final approval.  Assessments are done on no less than an annual basis and are spearheaded by the Chairman.

•                                          Reviewing and initiating discussions on corporate governance issues and policies with regard to such matters as takeover bids, shareholders rights plans, conflicts of interest, corporate business ethics, and other specific corporate governance issues.

•                                          Considering and approving, where appropriate, the engagement of the services of outside experts and advisors at the expense of Westport, when so requested by individual directors.

The Nominating and Corporate Governance Committee acts as a nominating committee to consider if and when new individuals are to be proposed for election or appointment to the Board of Directors, having regard to the competencies, skills and personal qualities of potential candidates and existing members of the Board of Directors. All members of the Nominating and Corporate Governance Committee are independent.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee has the following responsibilities:

•                                          Making recommendations to the Board of Directors regarding the selection, appointment, and (if necessary) termination of the Chief Executive Officer.

•                                          Evaluating the succession planning process for, and monitoring the performance of, the Chief Executive Officer and senior management, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Evaluating, together with the Chief Executive Officer, a position description for the Chief Executive Officer, setting out the Chief Executive Officer’s authority, duties and responsibilities, defining the scope of management’s responsibilities, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Recommending and assisting the Board of Directors in establishing the corporate objectives for which the Chief Executive Officer will be responsible for meeting, and the metrics to measure the Chief Executive Officer’s performance.

•                                          Evaluating the level and forms of compensation for the Chief Executive Officer, in light of Westport’s financial and non-financial performance, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Evaluating the level and forms of compensation for the senior management team as proposed and recommended by the President and Chief Operating Officer, in light of Westport’s financial and non-financial performance, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Evaluating the level and forms of compensation for the directors, in light of Westport’s financial and non-financial performance and commensurate with the responsibilities and risks in being an effective director, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Reviewing the overall parameters of Westport’s stock option and executive performance incentive programs, recommending option and share unit allocations for senior officers, approving option allocations for directors and other employees, and making recommendations to the Board of Directors in this regard for discussion and final approval.

•                                          Periodically reviewing Westport’s pension, savings, and other benefits plans, as applicable, to evaluate their appropriateness.

•                                          Reviewing public or regulatory disclosure respecting compensation, and the basis on which performance is measured.

In completing the foregoing responsibilities, the Human Resources and Compensation Committee shall, when appropriate, engage independent consultants or compensation specialists, or subscribe to publications, in order to provide analysis of executive and director compensation levels and practices in the marketplace.  Such analysis shall be used in determining whether Westport’s overall compensation strategies and levels for directors and senior management are competitive with those of its peer group companies. For information relating to the Human Resources and Compensation Committee’s report on executive compensation, see “Report on Executive Compensation” above.  All members of the Human Resources and Compensation Committee are independent.

Strategy Committee

The Board of Directors formed the Strategy Committee in September of 2002 to oversee the implementation of Westport’s strategic direction.  The Strategy Committee consults closely with Westport management as it fulfills the following responsibilities:

•                                          Regularly reviewing, discussing and, when necessary, suggesting revisions to management’s vision.

•                                          Establishing procedural guidelines with management to develop and implement Westport’s strategy, as well as to identify goals and expectations for the Westport strategic planning process.

•                                          Requiring the Chief Executive Officer to propose a clearly articulated and well-supported strategy for Westport.

•                                          Assisting management in the development of a strategy that is approved by the Board of Directors.

•                                          Assisting management in assessing whether management has the business plans and the financial, operational, and human resource requirements necessary to implement its strategy.

•                                          Assisting management in the expression of Westport’s strategy and its planned implementation to the Board of Directors in a written document.

•                                          Providing ongoing critical evaluation of, and accountability for performance relating to, the strategy, financial limits, and operating objectives approved by the Board of Directors.

•                                          Requiring that management provide appropriate information, in appropriate detail, consistent with the directors’ roles, to enable the directors to make informed decisions on matters coming before the Board of Directors.

•                                          Overseeing the Board of Directors’ knowledge of the particular circumstances of Westport’s business and the industry in which it is operating, in order to provide strategic questioning and input, and recognize any critical strategic discontinuities in management’s strategic thinking and planning.

•                                          Exercising discipline in differentiating director roles from management roles in the development and implementation of Westport’s strategies.

•                                          Understanding, identifying, and discussing the key issues, assumptions, risks, and opportunities that relate to the development and implementation of appropriate Westport strategies.

•                                          Requiring management to include discussion and management of risks and opportunities (including, without limitation, economic, environmental, ethical, financial, leadership, operational, political, reputational, strategic, competitive and technological risks and opportunities) as key components of the strategic planning process.

•                                          Participating and leading an annual strategic planning retreat for the Board of Directors and Westport management.

Westport’s Disclosure Policy

The Board of Directors approved the adoption of a disclosure policy (the “Policy”) on June 28, 2001, which was last updated on May 17, 2007, and is reviewed annually.  The intent of the Policy is to ensure that communications to the investing public about Westport continue to be timely, factual, accurate, and broadly disseminated in accordance with all applicable legal and regulatory requirements.  The Policy extends to all Westport employees, the Board of Directors, and those authorized to speak on Westport’s behalf.  The Policy covers disclosure in documents filed with the securities regulators, and written statements made in Westport’s annual and quarterly reports, news releases, letters to Shareholders, presentations by senior management, marketing materials, advertisements, information contained on Westport’s web site, as well as other electronic communications.  The Policy also extends to oral statements made in meetings and during telephone conversations with analysts and investors, interviews with the media, speeches, press conferences, and conference calls, and so on.

The Board of Directors has appointed Darren Seed, Director, Investor Relations of Westport, as Westport’s Investor Relations Officer, and has established a disclosure policy committee (the “Disclosure Committee”) responsible for overseeing Westport’s disclosure practices.  The Disclosure Committee currently consists of Westport’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Corporate Counsel, and Director, Investor Relations.  Westport’s Director, Investor

Relations also serves as secretary to the Disclosure Committee and maintains minutes of the meetings.  The Disclosure Committee meets as conditions dictate.

The Disclosure Committee has set benchmarks for a preliminary assessment of materiality, and will determine when developments justify public disclosure.  If it is deemed that the information should remain confidential, the Disclosure Committee will determine how that confidential information will be controlled.  The Disclosure Committee reviews and, if necessary, updates the Policy on an annual basis or as needed in order to comply with changing regulatory requirements, and reports to the Board of Directors on an annual basis.

OTHER INFORMATION

Except as otherwise specified herein, the information set forth in this Circular is provided as of June 3, 2008.

Additional information relating to Westport is available through the Internet at www.westport.com and on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.  Financial information of Westport is provided in the comparative financial statements and management’s discussion and analysis of Westport for the most recently completed financial year.  Copies of the financial statements and management’s discussion and analysis of Westport may be obtained from the Director, Investor Relations, of Westport at 101-1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2 or by facsimile at (604) 718-2001.

DATED effective the 6th day of June, 2008.

SCHEDULE “A”

BOARD OF DIRECTORS CHARTER

The Charter of the Board of Directors of Westport Innovations Inc.

Purpose of the Charter

The purpose of this Charter for the Board of Directors (the “Board”) of Westport Innovations Inc. (“Westport”) is to disclose the standards of corporate governance that have been adopted and practiced at Westport.  Westport’s Board, Committees of the Board and individual directors shall be assessed on an annual basis on their effectiveness at achieving the standards for corporate governance as set out in this Charter.

The following items are incorporated by reference into, and together comprise, this Board Charter: the Charters of Westport’s four Committees of the Board – the Audit Committee, the Nominating and Corporate Governance Committee, the Human Resources and Compensation Committee and the Strategy Committee, together with the five Position Descriptions for the Non-Executive Chair of the Board, four Committee Chairs, Individual directors, the Chief Executive Officer and the Corporate Secretary.

Westport’s Commitment to Effective Corporate Governance

Effective corporate governance plays an important role in protecting shareholder rights, helping to maximize shareholder value over time and assisting the creation of a vibrant, dynamic and successful corporation.

The successful implementation of high standards of corporate governance is an important objective that contributes to the continued success of, and public confidence in, Westport.  The establishment of an advanced corporate governance system, supported by a strong, independent and engaged Board, will determine in part how Westport is perceived by its various business partners and stakeholder groups, including prospective and current investors, strategic partners, employees, customers, suppliers and regulators.  In addition, an effective governance program will enhance the Board’s ability to attract top-tier international corporate directors in its Board succession planning.

Other objectives to be achieved by Westport’s continued commitment to effective corporate governance include the following:

(a)                                 To satisfy prospective investors, directors, strategic partners, employees, customers, suppliers, regulators and the public that Westport’s governance standards and practices are sound, possess integrity and transparency of process;

(b)                                 To demonstrate to Westport’s stakeholders that the organization is trustworthy, effective and ethical;

(c)                                  To promote high levels of individual and organizational performance and accountability;

(d)                                 To establish diligence in addressing governance issues; governance failure can be very costly and can result in negative publicity, loss of shareholder and organizational support, costly litigation and other penalties; and

(e)                                  To communicate corporate governance practices in the most relevant and user- friendly framework as possible, consistent with “best practices” in the field.

The Objective of Westport’s Board of Directors

In general terms, the Board is responsible for the overall corporate governance of Westport and is charged with overseeing and directing the management of the business and affairs of Westport.  Each director and officer of Westport, in exercising his or her powers and discharging his or her duties, is required by law to: (i) act honestly and in good faith with a view to the best interests of Westport; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The objective of the Board, working with management and on behalf of the Westport shareholders, is to help build a strong, healthy and competitive corporation that maximizes shareholder value.

The Board believes that realizing these outcomes can be enhanced through: (i) addressing the corporate objective of enhancing long-term shareholder value while taking into account the interests of other stakeholders; and (ii) conforming to effective standards of corporate governance contained within this Charter.

Overall Responsibilities of the Westport Board of Directors

The Board is responsible for the stewardship of Westport and, as part of this responsibility, shall assume responsibility for the following matters:

(a)                                  Selecting, appointing and (if necessary) terminating the Chief Executive Officer;

(b)                                 Chief Executive Officer succession planning, including monitoring the performance of senior management;

(c)                                  Approving the compensation of the senior management team;

(d)                                 Adoption of a strategic planning process, approval of strategic plans, and monitoring performance against plans;

(e)                                  Approving annual capital and operating plans and monitoring performance against those plans;

(f)                                    Approving policies and processes to identify business risks, to address what risks are acceptable to Westport and ensuring that systems and actions are in place to manage them;

(g)                                 Approving policies and procedures that enhance the integrity of Westport’s internal control and management information systems;

(h)                                 Implementing an appropriate, formal orientation program for new directors; and

(i)            Approving a Westport communications policy.

Board Independence from Management

Westport believes in an effective Board that has a high degree of independence from management.  In order to achieve this, the following structures and processes have been adopted:

The Board is constituted with a majority of independent directors

A majority of Westport directors shall be unrelated and independent, in accordance with the standards imposed by the Toronto Stock Exchange and any applicable statutes, rules and regulations of the Canadian securities regulatory authorities.

Committees are either composed of a majority, or exclusively, of outside and unrelated directors

All of the directors on the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee, and at least a majority of the directors on the Strategy Committee, shall be outside (non-management) and unrelated directors.

The Chair is a check on Board independence

Westport shall have a Chair who is an outside and unrelated director.  The Chair shall be responsible for working to ensure the independence of the Board in the discharge of its responsibilities, as outlined in the Chair’s position description, approved by the Board.  The Chair shall also be explicitly responsible for ensuring that an appropriate Committee of the Board monitors the performance of the Chief Executive Officer on a regular basis and that the assessment of the Chief Executive Officer is reported to and discussed by the whole Board.

Executive sessions of outside directors occur at every meeting

The Board has an opportunity at every meeting to meet without management present.  These sessions provide an opportunity for Board members to discuss any procedural or substantive issues they wish.  The Chair and/or the Board may then discuss with the Chief Executive Officer any issues arising.

Access to management

The Board shall, on a regular basis, both formally and informally, gain regular exposure to members of management for the purposes of evaluating executive succession and other purposes.  In addition, directors may, should they desire, be entitled to consult with any member of management on an as-needed basis if they deem such a meeting necessary in the carrying out their responsibilities and duties as directors.

Certain functions remain the exclusive responsibility of outside directors

Lastly, certain specific functions shall be the exclusive responsibility of outside (non-management) directors, consulting closely with the Chief Executive Officer, who will then bring recommendations to the full Board for approval.  These functions include:

(a)           Revising the Charter of the Board from time to time;

(b)           Developing a position description for the Chair of the Board; and

(c)                                  Developing a position description for the Chief Executive Officer, as well as indicators to measure the Chief Executive Officer’s performance.

Other Effective Westport Corporate Governance Practices

The following practices are designed to make the Board as effective as it can be:

Adequate compensation for directors and explicit performance expectations

The Human Resources and Compensation Committee shall recommend for discussion and Board approval levels and forms of compensation for directors, and shall work to ensure that such compensation realistically reflects the responsibilities and risk in being an effective Westport director.

Each Westport director shall be required to meet the expectations set out in the position descriptions for Westport directors and shall meet minimum attendance requirements, including attending: (i) 80% of all Board and Committee meetings; (ii) the directors’ annual governance and strategic planning retreat; and (iii) the Annual General Meeting.

Meetings of the Board will be held as required, but generally 10 times a year.

Effective committee structure and charters

The Chair shall be responsible for putting in place an appropriate Committee structure and shall monitor compliance with the Board and Committee charters.

Board, committee and director assessments

The Chair shall conduct regular assessments of the Board, the Committees of the Board and individual directors.

An effective Corporate Secretary

A Corporate Secretary who has a position description approved by the Board shall support the Board in its work.  The Corporate Secretary shall report to the Chair of the Board.  The Chair shall approve the appointment of the Corporate Secretary and evaluate his or her performance.

Retaining of professional advisors

The Chair of the Board may, in his or her discretion, under appropriate circumstances, retain a professional advisor to provide services to the Board or a Committee of the Board, at the expense of Westport.

If an individual director wishes to engage an outside advisor at the expense of Westport for advisory purposes, the engagement of such outside advisor shall be approved by the Chair of the Board or Chair of the applicable Committee of the Board, depending on the circumstances and reason for requesting independent professional advice.

Conditions for re-election of directors

Whether a Westport director stands for re-election at the Annual General Meeting shall be based on: (i) that director’s performance as evidenced by his execution of his or her duties and responsibilities; (ii) the confidence of other Board members in that director; (iii) the confidence that Westport shareholders have in that director, if such views are known and considered accurate and considered relevant; (iv) the preferences of the individual director; and (v) the skills, competencies, experience and benefit to Westport of such directors re-election, without undue regard being had to such director’s shareholdings in Westport or relationship with existing directors, officers, shareholders or affiliates of Westport. In addition, the Nominating and Corporate Governance Committee shall review the retention of any director upon a change of work or employment by that director.

Directors’ shareholdings

In an effort to better align the interests of the director with the common shareholders of Westport, each director is required to hold a minimum of one times their annual retainer in Westport common shares or performance share units, to be acquired within a three year period, such period commencing on the later of July 9, 2003 and the date that the director was initially elected to the Board.

Executive Officer’s shareholdings

In an effort to better align the interests of Westport’s senior management team with the common shareholders of Westport, each executive officer of Westport is required to hold a minimum of one times his or her annual salary in common shares or performance share units, to be acquired within a five year period, such period commencing on the later of July 9, 2003 and the date that the individual became a Westport Executive.

Loans for Westport

Westport shall be prohibited from making any loans to any of its directors or officers.

Other Board Memberships

Unless approved by the Board, the Westport Chief Executive Officer is prohibited from swapping directorships with the chief executive officer of another public corporation.

Unless approved by the Board, three or more directors are prohibited from sitting on another public company’s board of directors together.

Every executive officer requires the approval of the Board before accepting a directorship of another public company.

Other Westport Corporate Governance Responsibilities

Other areas of responsibility for the Board include the following:

General responsibility

The principal responsibility of the Board is to promote the best interests of Westport and its shareholders.  This responsibility includes: (i) approving fundamental operating, financial and other corporate plans, strategies and objectives; (ii) approving the compensation of Westport’s executive officers; (iii) adopting policies of corporate governance and conduct, including compliance with applicable laws and regulations, financial and other controls; (v) reviewing the process of providing appropriate financial and operational information to the shareholders and the public generally; and (vi) evaluating the overall effectiveness of the Board.

Fiduciary duties

The Board must act with a view to the best interests of Westport and its shareholders generally.

Fiduciary duties include, by way of example, the obligation to refrain from (i) voting on contracts where personal financial or other interests conflict with those of Westport; (ii) using insider information in securities transactions; and (iii) appropriating a corporate opportunity for personal benefit.  Directors must act with such care as would reasonably be expected of a person having the knowledge and experience of the director in question.

Directors should have sufficient information to enable them to make knowledgeable decisions on all matters coming before the Board.  It is the responsibility of each director to ask such questions as may be necessary to satisfy himself or herself that he or she has been supplied with all the necessary information on which to base his or her decisions.  Directors should be familiar with the aspects of the business and affairs of Westport and have a basic understanding of the principal operational and financial objectives, strategies and plans of Westport, the results of operations and the financial condition of Westport.

Directors are entitled to rely in good faith on: (i) financial statements of Westport which are represented to them by an officer of Westport or in a written report of the auditors of Westport as fairly reflecting the financial condition of Westport; and (ii) an opinion or report of a lawyer, accountant, engineer, appraiser or other person whose profession lends creditability to a statement made by them.

In order to fulfill their fiduciary duties to Westport and its shareholders, each director should: (i) prepare for and attend no less than 80% of the meetings of the Board; (ii) be sufficiently informed about the current and proposed activities of Westport; (iii) review the minutes of any meeting not attended as well as any resolutions passed or actions taken; (iv) obtain advice from outside or independent advisors and consultants when necessary; (v) review the minutes of the previous meeting of the Board to determine that they accurately represent the discussions that took place and the resolutions that were passed; and (vi) be especially attentive to specific aspects of Westport’s activities according to their own experience and occupation.

Conflicts of interest

A director who is a party to a material contract or proposed material contract with Westport, or who is a director or officer of or has a material interest in any person who is a party to a material contract or proposed material contract with Westport, must disclose in writing to Westport, or request to have entered in the minutes of meetings of directors, the nature and intent of his or her interest.

The disclosure required to be made by a director where there is a conflict of interest must be made at the meeting at which a proposed contract is first considered by the Board or, if the director had no interest in a proposed contract at the time of such meeting, at the first meeting of the Board after that director acquires an interest.  If the director acquires an interest after a contract is made, he or she must disclose their interest at the first meeting of the Board after they became so interested.  If a person who has an interest in a contract later becomes a director of Westport, they must disclose their interest at the first meeting of the Board after he or she became a director.

Where a proposed contract is dealt with by a written resolution signed by all directors in lieu of a meeting of the Board, the disclosure must be made immediately upon receipt of the resolution or, if the director had no interest at the time of receipt of the resolution, at the first meeting of the Board after he or she acquired the interest.

A director who discloses a conflict of interest must refrain from taking part in any discussions or voting on any resolution to approve the contract, unless the contract is:

(a)                                  An arrangement by way of security for money loaned to or obligations undertaken by that director, or by a body corporate in which that director has an interest, for the benefit of Westport or an affiliate;

(b)                                 A contract relating primarily to a director’s remuneration as a director, officer, employee or agent of Westport or an affiliate;

(c)                                  A contract for indemnity or insurance with respect to a director or officer of Westport, a former director or officer of Westport or a person who acts or acted at Westport’s request as a director or officer of a body corporate of which Westport is or was a shareholder or creditor; or

(d)                                 A contract with an affiliate of Westport, provided, however, that directors who serve on Boards of affiliated corporations are not prohibited from voting on contracts between the two corporations.

Any profits or gains realized by a director as a result of their privileged position on the Board must be reimbursed to Westport, except in the case of gains resulting from contracts with respect to which that director has complied with the obligation to disclose his or her interest and refrained from voting.

Corporate opportunity

Directors are precluded from obtaining for themselves or diverting to another person or corporation with whom or with which they are associated, either secretly or without the approval of Westport, any property or business advantage either belonging to Westport or for which it has been negotiating.

Each director is also precluded from so acting even after their resignation where the resignation may fairly be said to have been prompted or influenced by a wish to acquire for themselves the opportunity sought by Westport, or where it was their position with Westport that led to the opportunity.

A director may not use his or her position as a director to make a profit even if it was not open to Westport to participate in the transaction.

Duty of independence

A director must act strictly in the best interests of Westport and its shareholders generally and not in the interest of any one shareholder or group of shareholders.  In determining whether a particular transaction or course of action is in the best interests of Westport, a director, if he or she is elected or appointed by holders of a class or series of shares, may give special, but not exclusive, consideration to the interests of those who elected or appointed them.

Duty of confidentiality

Directors of Westport have an obligation to maintain the confidentiality of matters discussed at meetings of the Board unless:

(a)                                  It was clearly understood at the Board meeting that the information was not required to be kept in confidence;

(b)           The director was required or authorized by law to disclose the information;

(c)                                The director was authorized expressly or implicitly by the Board to make disclosure of the information; or

(d)                               The information was previously disclosed publicly.

Duty not to misuse information or position

Directors must not misuse their position or make improper use of information acquired by virtue of their position to gain, directly or indirectly, an advantage for themselves or any other person or to cause detriment to Westport.  Directors are insiders of Westport and, as such, must not use any information to trade in securities or to assist others to trade in securities before the information is available to the public.

Insider reporting

Directors are required to report to the appropriate regulatory authorities, and to Westport’s Corporate Counsel, any changes in their direct or indirect beneficial ownership of or control or direction over securities of Westport within ten days of the change.

External communications

The Board is responsible for overseeing the establishment, maintenance and annual review of Westport’s external communications policies, which facilitate effective communication with, and accurate, appropriate and timely disclosure to, its shareholders, analysts and the public generally.

Delegation of authority to officers and committees

The Board may delegate authority and functions to officers and to Committees of the Board.  The Board has the right to approve the appointment of Westport officers to perform such duties assigned to them by the Board and the Chief Executive Officer.

Committees of the Board currently include an Audit Committee, a Nominating and Corporate Governance Committee, a Human Resources and Compensation Committee and a Strategy Committee.  The Board has established charters for each such Committee, and these charters include the Committee’s responsibilities, the composition and membership of the Committee, the number of meetings to be held by the Committee per year and other relevant matters.

The following matters are within the sole purview of the Board and may not be delegated by the Board to a Committee of the Board or to an officer of Westport:

(a)                                  The submission to the shareholders of any question or matter requiring the approval of the shareholders;

(b)           The filling of a vacancy among the directors or in the office of the auditor;

(c)           The issuance of securities, except in the manner and on the terms authorized by the directors;

(d)           The declaration of dividends;

(e)                                  The purchase, redemption or other acquisition of shares of Westport, except in the manner and on the terms authorized by the directors;

(f)                                    The payment of a commission to any person in consideration of: (i) his or her purchasing or agreeing to purchase shares of Westport from Westport or from any other person; or (ii) his or her procuring or agreeing to procure purchasers for shares of Westport;

(g)           The approval of a management proxy circular;

(h)           The approval of any Westport financial statements; or

(i)            The adoption, amendment or repealing of any by-laws of Westport.

Financial statements

The Board has a duty to approve the annual financial statements of Westport and to submit the financial statements of Westport, and the external auditors’ report thereon, for the preceding year to the shareholders at the Annual General Meeting of the shareholders of Westport.

A director is required to forthwith notify both the Audit Committee and Westport’s auditors of any error or misstatement of which he or she became aware in the audited financial statements of Westport.  The Board has a duty to prepare and issue corrected financial statements on being informed of an error or misstatement by an auditor or former auditor and the duty to file these statements with or inform the appropriate regulatory authorities.

On demand from Westport’s external auditors, each present and former director of Westport has a duty to furnish to Westport’s auditors any information and explanations and allow access to any books, records, documents, accounts or vouchers of Westport or its subsidiaries that he or she is reasonably able to furnish and which Westport’s external auditors consider necessary to enable them to report on the annual financial statements.

Shareholder meetings

The Board is required to call the Annual General Meeting of the shareholders and may, at any time, call a special meeting of shareholders.  The Board has a duty to call a special meeting of the shareholders to approve any matter that requires the approval of shareholders by special resolution.